[EXHIBIT (a)(1)]
OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
TO PURCHASE COMMON STOCK FOR NEW STOCK OPTION GRANTS

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE
ON MAY 15, 2009 AT 9:00 P.M., PACIFIC TIME,
UNLESS THE OFFER IS EXTENDED

     Mindspeed Technologies, Inc. (“Mindspeed”) is offering to employees of Mindspeed or our subsidiaries the right to exchange all unexercised options to purchase shares of our common stock that were granted under our Mindspeed Technologies, Inc. 2003 Long-Term Incentives Plan (the “LTIP”) and the Mindspeed Technologies, Inc. 2003 Stock Option Plan (the “SOP” and, with the LTIP, the “Plans”), and that have an exercise price greater than: (i) the highest closing stock price for our common stock during the 52 weeks prior to the commencement of the exchange program, which is $4.75 per share; and (ii) the closing stock price on the date of the new grant (the “exchange date”), for new stock options to purchase fewer shares with a new exercise price and vesting schedule (the “option exchange program”). The new options will be granted under the Plan under which the original option grant was made. Members of our Board of Directors, named executive officers, consultants, former employees and employees in China and France are not eligible to participate in the option exchange program. In addition, options granted on or after September 10, 2007 and options held in the Investec Trust Company (Israel) Ltd. are not eligible to participate in the option exchange program.
     At our 2009 Annual Meeting of Stockholders held on March 10, 2009, our stockholders approved the option exchange program. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the accompanying Election Form. Under the option exchange program, employees may choose to participate in the option exchange program and to surrender existing stock options (the “old options”) that have a per share exercise price that exceeds $4.75 and receive, in return, a new grant of options (the “new options”) to purchase a lesser number of shares at the current stock price on the grant date of the new options. The old options will be cancelled and the new options will be granted on the exchange date, which will be the same day the offer expires. The offer expires on May 15, 2009 at 9:00 p.m., Pacific Time, unless the offer is extended. The period beginning on April 10, 2009 and ending upon expiration of the offer is referred to as the “election period.” The option exchange program is not conditioned upon a minimum number of old options being tendered for exchange. An eligible employee cannot elect to cancel and exchange only a portion of a particular outstanding unexercised option grant.
     The terms of the option exchange program are described in greater detail in this offer to exchange document. We urge you to read it and the related documents carefully and in their entirety. This option exchange program is subject to the terms and conditions described in these documents.
     If you choose not to exchange your old options, then your old options will remain outstanding and they will retain their current exercise price, vesting schedule and expiration term.
     ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE OPTION EXCHANGE PROGRAM, NEITHER MINDSPEED NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OPTIONS. THIS OFFER DOES NOT CONSTITUTE INVESTMENT ADVICE, NOR SHOULD IT BE CONSTRUED AS SUCH. YOU MUST MAKE YOUR OWN DECISION WHETHER TO EXCHANGE YOUR OPTIONS.

     Shares of our common stock are quoted on NASDAQ under the symbol “MSPD.” On April 3, 2009, the closing sales price of our common stock as reported on NASDAQ was $1.57 per share. WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO EXCHANGE YOUR OLD OPTIONS.
     YOU SHOULD DIRECT QUESTIONS ABOUT THE OPTION EXCHANGE PROGRAM OR REQUESTS FOR ASSISTANCE OR FOR ADDITIONAL COPIES OF THIS OFFER TO EXCHANGE OR THE ELECTION FORM TO STOCK ADMINISTRATION, BY EMAIL AT stock.admin@mindspeed.com. YOU MAY ALSO ACCESS VARIOUS DOCUMENTS RELATING TO THE OPTION EXCHANGE PROGRAM AT OUR INTERNAL WEBSITE AT http://www.mindspeed.com/web/intranet/hr/soe.jsp.
April 10, 2009

ii

Table of Contents

SUMMARY TERM SHEET		4
GENERAL QUESTIONS ABOUT THE OPTION EXCHANGE PROGRAM		5
SPECIFIC QUESTIONS ABOUT THE EXCHANGED OPTIONS		9
SPECIFIC QUESTIONS ABOUT THE NEW OPTIONS		10
IMPORTANT		13
INTRODUCTION		13
1.	NEW OPTIONS; EXPIRATION DATE	14
2.	PURPOSE OF THE OPTION EXCHANGE PROGRAM	17
3.	PROCEDURES FOR ELECTING TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM	18
4.	WITHDRAWAL RIGHTS	19
5.	ACCEPTANCE OF OLD OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS	20
6.	CONDITIONS OF THE OPTION EXCHANGE PROGRAM	20
7.	PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS	22
8.	SOURCE AND AMOUNT OF CONSIDERATION	22
9.	INFORMATION CONCERNING MINDSPEED; FACTORS THAT YOU SHOULD CONSIDER WHEN MAKING YOUR DECISION	23
10.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS	27
11.	STATUS OF OPTIONS ACQUIRED BY US IN THE OPTION EXCHANGE PROGRAM; ACCOUNTING CONSEQUENCES OF THE OPTION EXCHANGE PROGRAM	30
12.	LEGAL MATTERS; REGULATORY APPROVALS	30
13.	MATERIAL U.S. TAX CONSEQUENCES	31
14.	MATERIAL INCOME TAX CONSEQUENCES AND CERTAIN OTHER CONSIDERATIONS FOR EMPLOYEES WHO RESIDE OUTSIDE THE UNITED STATES	31
15.	EXTENSION OF THE OPTION EXCHANGE PROGRAM; TERMINATION; AMENDMENT	32
16.	FEES AND EXPENSES	33
17.	ADDITIONAL INFORMATION	33
18.	FORWARD-LOOKING STATEMENTS	34

iii

SUMMARY TERM SHEET
     This section answers some of the questions that you may have about the option exchange program. However, it is only a summary, and you should carefully read the remainder of this offer to exchange and the accompanying Election Form because the information in this summary is not complete and because there is additional important information in the remainder of this offer to exchange and the Election Form.

No.	Question	Page
1.	WHAT IS A STOCK OPTION?	5
2.	WHAT IS THE OPTION EXCHANGE PROGRAM?	5
3.	WHY IS MINDSPEED IMPLEMENTING THE OPTION EXCHANGE PROGRAM?	5
4.	WHO IS ELIGIBLE TO PARTICIPATE?	5
5.	ARE EMPLOYEES LOCATED OUTSIDE OF THE UNITED STATES ELIGIBLE TO PARTICIPATE?	5
6.	WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?	6
7.	WHY CAN’T I JUST BE GRANTED ADDITIONAL NEW OPTIONS?	6
8.	IN BRIEF, WHAT WILL BE THE SEQUENCE OF EVENTS SHOULD I DECIDE TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM?	6
9.	WHAT DO I NEED TO DO TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM?	6
10.	WHAT IS THE DEADLINE TO ELECT TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM?	6
11.	WHAT WILL HAPPEN IF I DO NOT SUBMIT MY ELECTION FORM BY THE DEADLINE?	7
12.	HOW DO I WITHDRAW FROM THE OPTION EXCHANGE PROGRAM AFTER I HAVE SUBMITTED AN ELECTION FORM?	7
13.	WHEN AM I ELIGIBLE TO RECEIVE FUTURE GRANTS OF OPTIONS?	7
14.	ARE THERE ANY TAX CONSEQUENCES TO MY PARTICIPATION IN THE OPTION EXCHANGE PROGRAM?	7
15.	HOW SHOULD I DECIDE WHETHER OR NOT TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM?	7
16.	WHAT DO MINDSPEED AND THE BOARD OF DIRECTORS THINK OF THE OPTION EXCHANGE PROGRAM?	8
17.	WHAT IF MY EMPLOYMENT AT MINDSPEED ENDS BETWEEN THE DATE OF THIS OFFER TO EXCHANGE AND THE EXCHANGE DATE?	8
18.	WHAT IS THE EFFECT OF THE OPTION EXCHANGE PROGRAM ON OUR STOCKHOLDERS?	8
19.	WHAT IS THE EFFECT OF THE OPTION EXCHANGE PROGRAM ON THE PLANS?	8
20.	WHAT IF MINDSPEED IS ACQUIRED BY ANOTHER COMPANY?	8
21.	WHICH OPTIONS CAN BE EXCHANGED?	9
22.	CAN I EXCHANGE EITHER VESTED OR UNVESTED OPTIONS?	9
23.	DO I HAVE TO EXCHANGE AN ENTIRE OPTION OR CAN I DECIDE TO EXCHANGE ONLY A PORTION OF AN OPTION?	9
24.	CAN I EXCHANGE OPTIONS THAT I HAVE ALREADY COMPLETELY EXERCISED OR THAT HAVE EXPIRED UNEXERCISED?	9
25.	CAN I EXCHANGE OPTIONS THAT I HAVE PARTLY EXERCISED, BUT THAT STILL HAVE SOME UNEXERCISED SHARES REMAINING?	9
26.	IF I CHOOSE TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM, WHAT WILL HAPPEN TO MY OPTIONS THAT WILL BE EXCHANGED?	10
27.	WHEN WILL MINDSPEED GRANT THE NEW OPTIONS?	10
28.	HOW MANY NEW OPTION SHARES WILL I RECEIVE?	10
29.	WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?	11
30.	CAN THE EXERCISE PRICE OF MY NEW OPTIONS BE HIGHER THAN THE EXERCISE PRICE OF MY OLD OPTIONS?	11
31.	WHAT IS THE VESTING SCHEDULE OF THE NEW OPTIONS?	12
32.	WHY ARE THERE ADDITIONAL VESTING REQUIREMENTS ON THE NEW OPTIONS WHEN I HAVE ALREADY HELD MANY OF MY OLD OPTIONS THROUGH THE REQUIRED PERIODS?	12
33.	WHAT WILL THE TERMS AND CONDITIONS OF THE NEW OPTIONS BE?	12
34.	AFTER THE GRANT OF MY NEW OPTIONS, WHAT HAPPENS IF I AGAIN END UP “UNDERWATER”? IS IT LIKELY THAT AN OFFER SIMILAR TO THIS ONE WILL BE MADE IN THE FUTURE?	12

     GENERAL QUESTIONS ABOUT THE OPTION EXCHANGE PROGRAM
1.	WHAT IS A STOCK OPTION?
     A stock option is the right to purchase shares of stock at a specified price, regardless of the actual market price of the stock at the time the option is exercised. Typically, the specified purchase, or “exercise,” price is the market price of a share of our common stock on the date the option is granted. Due to subsequent stock price fluctuations, at any given time following the grant of the option, the prevailing market price of the stock may be greater than, equal to or less than, the specified exercise price of the option. When the market price is greater than the exercise price of the option (otherwise known as an “in-the-money” option), the option holder receives value from exercising the option, because he or she is able to buy the stock underlying the option at less than its prevailing market price. The holder of an option to purchase stock at an exercise price that is equal to or greater than the prevailing market price (otherwise known as an “out-of-the-money” or an “underwater” option) generally would not exercise the stock option. The options eligible for exchange under this program currently are, and have for some time been, “out-of-the-money,” because eligible old options have an exercise price per share greater than $4.75, and the closing price of a share of our common stock on April 3, 2009 was $1.57.
2.	WHAT IS THE OPTION EXCHANGE PROGRAM?
     We are offering to our employees the right to exchange some or all of the outstanding unexercised old options to purchase shares of our common stock that they currently hold and that have an exercise price per share greater than $4.75 for new options to purchase fewer shares with a new exercise price and vesting schedule. The new options will be granted on the date the offer expires. We refer to this date as the “exchange date.” The exchange date is scheduled to be May 15, 2009, unless this offer is extended.
3.	WHY IS MINDSPEED IMPLEMENTING THE OPTION EXCHANGE PROGRAM?
     We are implementing the option exchange program because a considerable number of our employees have stock options that have exercise prices significantly above our current and recent trading prices. As a result, these options no longer provide the same employee incentives as when they were granted. As of April 3, 2009, approximately 98% of outstanding stock options under the Plans had exercise prices higher than our then current stock price of $1.57, of which approximately 88% had exercise prices greater than $4.75 per share. We are offering this program to allow our employees to choose whether to keep their current old options at their current exercise prices, or to cancel those options (if eligible) in exchange for new options to purchase shares at a new price.
     Because stock options are a key long-term incentive in our total compensation strategy, the option exchange program is designed to provide our employees with the opportunity to hold options that over time may have a greater potential to increase in value. We hope the option exchange program will create better performance incentives for our employees and align our employees’ interests with those of our stockholders. However, this cannot be guaranteed in light of the risks of a volatile and unpredictable stock market.
4.	WHO IS ELIGIBLE TO PARTICIPATE?
     Employees of Mindspeed or our subsidiaries (other than named executive officers) who hold stock options under the Plans with an exercise price per share greater than $4.75 are eligible to participate in the option exchange program. Members of our Board of Directors, named executive officers, consultants, former employees and employees in China and France are not eligible to participate in the option exchange program. See Section 1 (NEW OPTIONS; EXPIRATION DATE).
5.	ARE EMPLOYEES LOCATED OUTSIDE OF THE UNITED STATES ELIGIBLE TO PARTICIPATE?
     Generally, yes; employees located outside of the United States are eligible to participate in the option exchange program. However, due to timing, cost and related considerations arising out of legal restrictions in China and France, employees in China and France are not eligible to participate in the option exchange program. Please be sure to read Section 14 (MATERIAL INCOME TAX CONSEQUENCES AND CERTAIN OTHER CONSIDERATIONS FOR EMPLOYEES WHO RESIDE OUTSIDE THE UNITED STATES) and Appendix A, both of which discuss terms of the offer that are specific to eligible employees outside the United States.

6.	WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?
     We are offering the right to exchange all outstanding unexercised options to purchase shares of common stock with an exercise price per share greater than both: (i) $4.75; and (ii) the fair market value of our common stock on the exchange date that were granted by Mindspeed under the Plans prior to September 10, 2007. However, all options held in the Investec Trust Company (Israel) Ltd. will be ineligible to participate in the option exchange program. All new options granted under the option exchange program will be granted under the Plan under which the old option grant was made.
7.	WHY CAN’T I JUST BE GRANTED ADDITIONAL NEW OPTIONS?
     Because of the number of options currently outstanding, a grant of additional options to all Mindspeed employees holding out-of-the-money options could significantly dilute our current and future stockholders and could potentially have a negative impact on our outstanding shares and earnings per share.
8.	IN BRIEF, WHAT WILL BE THE SEQUENCE OF EVENTS SHOULD I DECIDE TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM?

Exchange Election Period	You may elect to participate in the option exchange program during this time	April 10, 2009 — May 15, 2009, unless the offer is extended or terminated

ALL ELECTIONS MUST BE RECEIVED BY 9:00 P.M. PACIFIC TIME ON MAY 15, 2009

Cancellation Date/Exchange date	All options you elect to include in the option exchange program are cancelled and this is the date new options are granted to replace the old options you elect to have cancelled	Occurs on the date the offer expires, currently scheduled to be May 15, 2009.
9.	WHAT DO I NEED TO DO TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM?
     To participate in the option exchange program, you must make a voluntary election to cancel some or all of your outstanding old options in exchange for new options to be granted on the exchange date. Your election will become irrevocable at 9:00 p.m., Pacific Time, on May 15, 2009. To make this voluntary election, you must complete the Election Form no later than 9:00 p.m., Pacific Time, on May 15, 2009. You can complete your Election Form on our Intranet site at http://www.mindspeed.com/web/intranet/hr/soe.jsp or you can return your form by e-mail (via PDF or similar imaged document file) to stock.admin@mindspeed.com.
     If you use our Intranet site to make your election, please print the confirmation page that you receive for your records. Stock Administration will send you a confirmation by e-mail promptly after receipt of your e-mailed Election Form.
10.	WHAT IS THE DEADLINE TO ELECT TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM?
     The deadline to elect to participate in the option exchange program is 9:00 p.m., Pacific Time, on May 15, 2009, unless we extend it. We may, in our sole discretion, extend the deadline to participate in the option exchange program at any time, but we cannot assure you that the option exchange program will be extended or, if it is extended, for how long. If we extend the deadline to elect to participate in the option exchange program, we will make an announcement of the extension no later than 9:00 a.m., Pacific Time, on the next business day following the previously scheduled expiration date. If we extend the deadline, you must submit the Election Form before the extended expiration date.
     We reserve the right to reject any or all old options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept for exchange those old options for which you have made a proper and timely election that is not withdrawn. Subject to our rights to extend, terminate and amend the option exchange program, we will accept all such old options on the day the offer expires. If we waive a condition with respect to any option or option holder, we will also waive that condition with respect to all other options and option holders. We must satisfy or waive all conditions prior to the expiration of the offer.
11.	WHAT WILL HAPPEN IF I DO NOT SUBMIT MY ELECTION FORM BY THE DEADLINE?
     If your Election Form is not received by the deadline, you will retain your existing options and will not participate in the option exchange program. Your existing stock options will remain unchanged, with their original exercise price and original terms.
12.	HOW DO I WITHDRAW FROM THE OPTION EXCHANGE PROGRAM AFTER I HAVE SUBMITTED AN ELECTION FORM?
     You may withdraw your election to participate in the option exchange program at any time before 9:00 p.m., Pacific Time, on May 15, 2009. If we extend the time during which you may elect to participate in the option exchange program, you have the right to withdraw your options at any time until the extended period expires. Notwithstanding the above, if we do not accept your options for participation in the option exchange program before June 8, 2009, which is the 40th United States business day after the commencement of the option exchange program, you may withdraw such options at any time after 12:01 a.m., Eastern Time, on June 8, 2009.
     To withdraw an election to exchange options, you must submit an election to withdraw on the Election Form prior to 9:00 p.m., Pacific Time, on May 15, 2009. The Election Form may be delivered in the same manner described in the answer to Question 9. Please be sure to allow sufficient time to ensure receipt by us and delivery of confirmation to you before the deadline. If you use the Intranet to make your election, please print the confirmation page that you receive for your records. Once you have withdrawn options, you may re-elect to exchange options only by again following the election procedure described in the answer to Question 9.
13.	WHEN AM I ELIGIBLE TO RECEIVE FUTURE GRANTS OF OPTIONS?
     Participants in the option exchange program will be eligible for future stock option grants (in addition to new options) at any time as may be determined by our Board of Directors.
14.	ARE THERE ANY TAX CONSEQUENCES TO MY PARTICIPATION IN THE OPTION EXCHANGE PROGRAM?
     If you participate in the option exchange program and are a citizen or resident of the United States, you will not be required under current law to recognize income for United States federal income tax purposes at the time of the exchange. With regard to the new options, the tax aspects of such options will be the same as any other option grant. Those consequences are described in Section 13 of this offer to exchange. If you do not participate in the option exchange program, none of the terms of your eligible old options will change.
     If you are a tax resident of a country other than the United States, the tax consequences of participating in this option exchange program may be different for you. Please be sure to read Section 14 (MATERIAL INCOME TAX CONSEQUENCES AND CERTAIN OTHER CONSIDERATIONS FOR EMPLOYEES WHO RESIDE OUTSIDE THE UNITED STATES) of this offer to exchange and Appendix A that discuss the potential tax consequences in the country in which you are subject to tax.
     WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX AND FINANCIAL ADVISOR WITH RESPECT TO THE FOREIGN, FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OPTION EXCHANGE PROGRAM IN YOUR PARTICULAR CIRCUMSTANCES.
15.	HOW SHOULD I DECIDE WHETHER OR NOT TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM?
     The decision to participate in the option exchange program must be each individual employee’s personal decision, and it will depend largely on each employee’s assumptions about the future overall economic environment, the performance of the overall stock market and companies in our industry and our own business and stock price. It will also depend on the exercise price, vesting status and remaining term of your current options.
16.	WHAT DO MINDSPEED AND OUR BOARD OF DIRECTORS THINK OF THE OPTION EXCHANGE PROGRAM?
     Our Board of Directors approved the option exchange program, but neither Mindspeed nor our Board of Directors makes any recommendation as to whether you should participate in the option exchange program. Members of our Board of Directors, named executive officers, consultants and former employees are not eligible to participate in the option exchange program.
17.	WHAT IF MY EMPLOYMENT AT MINDSPEED ENDS BETWEEN THE DATE OF THIS OFFER TO EXCHANGE AND THE EXCHANGE DATE?
     If your employment with Mindspeed or one of our subsidiaries is terminated by you or by Mindspeed voluntarily, involuntarily or for any reason or no reason before your new options are granted, you WILL NOT have a right to the grant of new options that would have otherwise been awarded on the exchange date. THEREFORE, IF YOU ARE NOT AN EMPLOYEE OF MINDSPEED OR ONE OF OUR SUBSIDIARIES ON THE EXCHANGE DATE, YOU WILL NOT RECEIVE NEW OPTIONS UNDER THE OPTION EXCHANGE PROGRAM. In such case, your tender will automatically be deemed withdrawn and you will not participate in the option exchange program. You will retain your old options in accordance with their current terms and conditions, and you may exercise them during a limited period of time following your termination of employment in accordance with their terms to the extent that they are vested. If you are currently considered an “at-will” employee, this offer does not change that status, and your employment may be terminated by us or by you at any time, including before the offer expires, for any reason, with or without cause.
18.	WHAT IS THE EFFECT OF THE OPTION EXCHANGE PROGRAM ON OUR STOCKHOLDERS?
     We are unable to predict the precise impact of the option exchange program on our stockholders because we are unable to predict how many or which employees will exchange their eligible old options. Assuming a closing share price of $2.01 on the date on which the exchange ratio is fixed, which will be the exchange date, if all eligible old options are exchanged, old options to purchase approximately 902,698 shares would be tendered, while new options to purchase approximately 323,996 shares would be granted. This would result in a net reduction in our equity award overhang by approximately 578,702 shares or approximately 2.42% of the number of shares of our common stock outstanding as of April 3, 2009.
19.	WHAT IS THE EFFECT OF THE OPTION EXCHANGE PROGRAM ON THE PLANS?
     Under the terms of the option exchange program, shares represented by old options are cancelled and unavailable for issuance pursuant to new awards to the extent the number of shares subject to the old options exceeds the number of shares subject to the new options. Assuming a closing share price of $2.01 on the exchange date, if all eligible old options are tendered for exchange, approximately 476,140 shares or 7.1% of the authorized shares under the LTIP will be permanently cancelled. Under the terms of the SOP, new awards may not be made except through an option exchange program such as this offer.
20.	WHAT IF MINDSPEED IS ACQUIRED BY ANOTHER COMPANY?
     If prior to the expiration of the offer we merge or consolidate with or are acquired by another entity, or if we announce such a planned merger, consolidation or acquisition, you may choose to withdraw any old options which you have tendered for exchange, and your old options will be treated in accordance with the Plans (depending under which Plan your old option was granted) and your option agreement(s). Further, if we are acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your old options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement(s) and you will receive no new options in exchange for them. If we are acquired or such an announcement is made prior to the expiration of the offer but we do not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the new options, including any adjustments to the exercise price or number of shares that will be subject to the new options.

     IF MINDSPEED IS ACQUIRED BY OR MERGES WITH ANOTHER COMPANY, YOUR OLD OPTIONS MIGHT BE WORTH MORE THAN THE NEW OPTIONS THAT YOU RECEIVE IN EXCHANGE FOR THEM.
     A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their old options.
     Finally, if another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the completion of this option exchange program. Termination of your employment for this or any other reason before the exchange date means that the tender of your old options will not be accepted, you will keep your old options in accordance with their original terms, and you will not receive any new options.
     If we are acquired after your old options have been accepted, cancelled and exchanged for new options, your new options will be treated in the acquisition transaction in accordance with the terms of the transaction agreement, the terms of the Plans and your new stock option agreement. See Section 9 (INFORMATION CONCERNING MINDSPEED; FACTORS THAT YOU SHOULD CONSIDER WHEN MAKING YOUR DECISION).
     We reserve the right to take any action, including entering into an asset purchase, stock purchase, merger or similar transaction, that our Board of Directors believes is in the best interests of Mindspeed and our stockholders.
SPECIFIC QUESTIONS ABOUT THE EXCHANGED OPTIONS
21.	WHICH OPTIONS CAN BE EXCHANGED?
     You may voluntarily elect to exchange some or all of the outstanding unexercised old options granted to you under the Plans prior to September 10, 2007 if they have an exercise price per share greater than both: (i) $4.75; and (ii) the fair market value of our common stock on the exchange date. Options held in the Investec Trust Company (Israel) Ltd. are not eligible to be exchanged in the option exchange program. See Question 23 below for certain limitations on the old options that may be exchanged.
22.	CAN I EXCHANGE EITHER VESTED OR UNVESTED OPTIONS?
     Yes. You may exchange any or all of your outstanding unexercised options, whether or not they are vested. However, see Question 23 below for certain limitations on the old options that may be exchanged.
23.	DO I HAVE TO EXCHANGE AN ENTIRE OPTION OR CAN I DECIDE TO EXCHANGE ONLY A PORTION OF AN OPTION?
     You may choose to exchange one unexercised old option in its entirety and not exchange another old option. However, you may not exchange only a portion of a particular outstanding unexercised option grant. By way of example, if you have an unexercised option for 1,000 shares granted in April 2006 and another for 450 shares granted in February 2007, you could elect to exchange both, either or neither of these grants. You could not elect to exchange only 500 shares of the April 2006 grant, or elect any other partial exchange of either option grant.
24.	CAN I EXCHANGE OPTIONS THAT I HAVE ALREADY COMPLETELY EXERCISED OR THAT HAVE EXPIRED UNEXERCISED?
     No. If you exercised an eligible old option in its entirety or if the old option expired unexercised, that option is no longer considered outstanding and is therefore not eligible for exchange under the option exchange program.
25.	CAN I EXCHANGE OPTIONS THAT I HAVE PARTLY EXERCISED, BUT THAT STILL HAVE SOME UNEXERCISED SHARES REMAINING?

     Yes. If you previously exercised an old option in part, the remaining unexercised portion of the old option that is outstanding may be exchanged under the option exchange program.
26.	IF I CHOOSE TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM, WHAT WILL HAPPEN TO MY OPTIONS THAT WILL BE EXCHANGED?
     If you elect to participate in the option exchange program, then it is anticipated that on or about May 11, 2009, unless the offer is extended, we will cancel all of your outstanding old options that you have elected to exchange and grant you new options.
SPECIFIC QUESTIONS ABOUT THE NEW OPTIONS
27.	WHEN WILL MINDSPEED GRANT THE NEW OPTIONS?
     We will grant the new options on the exchange date, which will occur on the date the offer expires. This is scheduled to be May 15, 2009, unless the offer is extended.
28.	HOW MANY NEW OPTION SHARES WILL I RECEIVE?
     Employees who participate in the option exchange program will receive a new option on the exchange date in exchange for each cancelled old option. The number of shares covered by each new option will depend on the exercise price of the cancelled old option and the closing price of our common stock on the exchange date. The number of shares subject to a tendered outstanding eligible stock option that will be exchanged for each share subject to the corresponding new stock option is referred to as the “exchange ratio.” The exchange ratios are set out below.

Exchange Ratio(1)
Closing Share Price on the Exchange Date
Eligible Old	Weighted Average
Option Exercise	Remaining Term to						≥$2.01
Prices(2)	Expiration	≤$0.25	$0.26 - $0.50	$0.51 - $1.00	$1.01 - $1.50	$1.51 - $2.00	(Minimum Ratio)(3)
$4.77 — $5.95	1.59	408.25	29.25	8.25	4.00	2.75	2.50
$6.05 — $7.45	4.23	11.25	4.25	2.75	2.00	2.00	2.00
$8.25 — $8.95	5.69	6.50	3.25	2.25	1.75	1.75	1.50
$9.00 — $9.75	4.57	12.25	4.75	3.00	2.25	2.00	2.00
$10.00 — $10.95	5.72	7.50	3.75	2.50	2.00	2.00	2.00
$11.05 — $12.45	2.79	117.50	20.00	8.25	4.75	3.50	3.00
$12.60 — $13.55	2.48	300.25	37.00	13.00	6.75	4.50	4.00
$14.75 — $15.85	3.74	46.25	12.00	6.00	4.00	3.00	3.00
$16.00 — $16.85	3.24	98.00	19.50	8.50	5.00	3.75	3.50
$17.25 — $19.90	4.15	38.25	11.00	5.75	3.75	3.00	3.00
$21.25 — $25.25	2.66	631.50	71.25	23.00	11.25	7.50	6.50
$32.20 — $38.50	2.87	793.00	92.50	30.00	14.75	9.75	8.50
$47.50 — $49.45	2.75	2,769.75	244.50	67.50	29.50	18.00	14.50

(1)	If application of the applicable exchange ratio to particular new options to be issued in exchange for old options tendered results in a fractional share, the number of shares underlying the new options will be rounded down to the nearest whole share on a grant-by-grant basis. No consideration will be paid for such fractional shares.

(2)	The stated exchange ratio will apply for all exercise prices for eligible old options within the applicable price range (if, for example the exercise price for an eligible old option is $10.25 and the closing share price on the exchange date is $1.25, then the exchange ratio will be 2:1, (i.e., an optionee would receive a new option for one share of common stock for each two shares of common stock underlying an old option that is tendered for exchange)).

     For example, if the closing share price on the exchange date is $1.75, then:
•	an eligible old option to purchase 2,750 shares with an exercise price of $5.00 per share can be exchanged for a new option to purchase 1,000 shares;

•	an eligible old option to purchase 4,500 shares with an exercise price of $12.80 per share can be exchanged for a new option to purchase 1,000 shares;

•	an eligible old option to purchase 18,000 shares with an exercise price of $48.00 per share can be exchanged for a new option to purchase 1,000 shares.
(3)	The minimum ratio represents the lowest exchange ratio that may be applied to a particular range of eligible old option exercise prices, regardless of our closing share price on the exchange date.
     For example, if the closing share price on the exchange date is $3.50, then:
•	an eligible old option to purchase 2,500 shares with an exercise price of $5.00 per share can be exchanged for a new option to purchase 1,000 shares;

•	an eligible old option to purchase 4,000 shares with an exercise price of $12.80 per share can be exchanged for a new option to purchase 1,000 shares;

•	an eligible old option to purchase 14,500 shares with an exercise price of $48.00 per share can be exchanged for a new option to purchase 1,000 shares.
     The exchange ratios shown in the table above illustrate the difference between the relatively lower values of eligible old options with higher exercise prices compared to the correspondingly higher values of eligible old options with lower exercise prices. The exchange ratios are primarily derived from the stock option’s exercise price and remaining term to expiration. Higher stock option exercise prices result in lower values if the closing share price on the exchange date is low, and, therefore, higher exchange ratios and fewer new stock options. Longer terms to expiration have the opposite effect. Longer terms to expiration result in higher values, and therefore, lower exchange ratios and more new stock options.
     Each new option will be granted under the Plan under which the old option was originally granted pursuant to a new stock option agreement.
29.	WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?
     The exercise price of the new options will be the closing price of our common stock as reported on NASDAQ on the exchange date.
30.	CAN THE EXERCISE PRICE OF MY NEW OPTIONS BE HIGHER THAN THE EXERCISE PRICE OF MY OLD OPTIONS?
     No. New options granted under the option exchange program will have an exercise price equal to the closing price of our common stock on the exchange date. Old options with an exercise price lower than the closing price of our common stock on the exchange date are not eligible to be exchanged under the option exchange program. Any election to participate in the option exchange program in regard to such options will be denied and the original terms of such old options will remain in effect.

31.	WHAT IS THE VESTING SCHEDULE OF THE NEW OPTIONS?
     The new options will be completely unvested on the exchange date, regardless of whether the old options were partially or completely vested. The new options will have vesting schedules that depend upon the date of expiration of the old options as shown below:

	If the Old Option was to Expire:	New Option Vesting Period:
•	12 months or less from the exchange date	Six months from the exchange date
•	More than 12 months and up to 24 months from the exchange date	One year from the exchange date
•	More than 24 months and up to 36 months from the exchange date	50% per year for two years from the exchange date
•	More than 36 months from the exchange date	33 1/3% per year for three years from the exchange date
     These vesting schedules were designed with the goal of promoting employee retention, because employees who choose to exchange their old options must remain at Mindspeed for at least six months (and for up to three years in the case of old options with a remaining term of greater than 36 months) from the exchange date in order to get the full benefit of the new options.
32.	WHY ARE THERE ADDITIONAL VESTING REQUIREMENTS ON THE NEW OPTIONS WHEN I HAVE ALREADY HELD MANY OF MY OLD OPTIONS THROUGH THE REQUIRED PERIODS?
     Two of the principal purposes of our equity program are to align the interests of our employees with those of our stockholders and to promote employee retention. We believe that anything shorter than the proposed new vesting period would not adequately allow us to further these objectives. You should carefully consider the risks of exchanging vested old options for unvested new options.
33.	WHAT WILL THE TERMS AND CONDITIONS OF THE NEW OPTIONS BE?
     The terms and conditions of the new options will be substantially the same as the old options, except that the new options will have a new exercise price, vesting schedule and will cover fewer shares. Each new option will terminate on the same date as the old option it was exchanged for, subject to earlier termination as provided in the LTIP or the SOP (as applicable) due to, for example, the termination of your employment with Mindspeed or one of our subsidiaries for any reason.
34.	AFTER THE GRANT OF MY NEW OPTIONS, WHAT HAPPENS IF I AGAIN END UP “UNDERWATER”? IS IT LIKELY THAT AN OFFER SIMILAR TO THIS ONE WILL BE MADE IN THE FUTURE?
     We are implementing the option exchange program at this time due to the stock market conditions that have affected us as well as many other companies. Therefore, this is intended to be a one-time offer and we do not currently expect to implement such a program again in the foreseeable future. As your new options will retain the remaining term of the old options, subject to continued employment, the price of our common stock may appreciate over the long term even if the exercise price of your new options is above the trading price of our common stock for some period of time after the grant date of the new options. HOWEVER, WE CAN PROVIDE NO ASSURANCE AS TO THE PRICE OF OUR COMMON STOCK AT ANY TIME IN THE FUTURE.

IMPORTANT
     If you wish to exchange your old options, you must complete the Election Form in accordance with its instructions, and submit it to Mindspeed. You may complete the Election Form on our Intranet site at http://www.mindspeed.com/web/intranet/hr/soe.jsp or may e-mail your completed form (by PDF or similar imaged document file) to stock.admin@mindspeed.com.
     Please allow sufficient time to ensure that we receive these documents by the deadline of 9:00 p.m., Pacific Time, on May 15, 2009. You do not need to return your existing stock option agreements to participate in the option exchange program.
     THIS OFFER TO EXCHANGE DOES NOT CONSTITUTE AN OFFER TO EXCHANGE WITH OR SELL TO, OR A SOLICITATION OF AN OFFER TO BUY FROM, ANYONE IN ANY COUNTRY OR JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED. NO ACTION HAS BEEN TAKEN BY MINDSPEED THAT WOULD, OR IS INTENDED TO, PERMIT AN OFFER OF THE SECURITIES IN ANY COUNTRY OR JURISDICTION WHERE ANY SUCH ACTION FOR THAT PURPOSE IS REQUIRED. ACCORDINGLY, THE SECURITIES MAY NOT BE EXCHANGED, OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, AND NEITHER THIS OFFER TO EXCHANGE NOR ANY OTHER OFFER TO EXCHANGE, PROSPECTUS, FORM OF APPLICATION, ADVERTISEMENT OR OTHER DOCUMENT OR INFORMATION MAY BE DISTRIBUTED OR PUBLISHED IN ANY COUNTRY OR JURISDICTION EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.
     MINDSPEED HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON ITS BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OLD OPTIONS UNDER THE OPTION EXCHANGE PROGRAM. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. MINDSPEED HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OPTION EXCHANGE PROGRAM OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY MINDSPEED.
INTRODUCTION
     Mindspeed is offering to the employees (other than named executive officers) of Mindspeed or our subsidiaries the right to exchange all outstanding old options to purchase shares of our common stock that were granted under the Plans prior to September 10, 2007, and that have an exercise price per share in excess of both: (i) $4.75; and (ii) the fair market value of our common stock on the exchange date, for new options that we will grant under the Plan under which the old option was granted, to purchase fewer shares with a new exercise price and vesting schedule. Members of our Board of Directors, named executive officers, consultants, former employees, as well as employees in China and France are not eligible to participate in the option exchange program. In addition, options held in the Investec Trust Company (Israel) Ltd. are not eligible to be exchanged in the option exchange program. We are making this offer upon the terms and subject to the conditions set forth in this offer to exchange and in the Election Form. Grants of new options under the option exchange program will be made on the day the offer expires. The offer is scheduled to expire on May 15, 2009 at 9:00 p.m., Pacific Time, unless the offer is extended. The period beginning on April 10, 2009 and ending upon expiration of the offer is referred to as the “election period.” The option exchange program is not conditioned upon a minimum number of old options being elected for exchange; however, you cannot elect to cancel and exchange only a portion of an outstanding particular unexercised option grant. The option exchange program is subject to conditions, which are described in Section 6 of this document.

     IN ORDER TO RECEIVE THE NEW OPTIONS, YOU MUST STILL BE ACTIVELY EMPLOYED WITH US OR ONE OF OUR SUBSIDIARIES ON THE EXCHANGE DATE. IF YOU ARE CURRENTLY CONSIDERED AN “AT-WILL” EMPLOYEE OF MINDSPEED OR A SUBSIDIARY, YOUR ELECTION TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM DOES NOT IN ANY WAY CHANGE YOUR STATUS OR ASSURE YOU OF CONTINUED EMPLOYMENT WITH MINDSPEED OR A SUBSIDIARY. FOR PURPOSES OF THIS OPTION EXCHANGE PROGRAM, ACTIVE EMPLOYMENT SHALL NOT INCLUDE ANY PERIOD OF GARDEN LEAVE OR NOTICE PERIODS REQUIRED BY LAW OR BY CONTRACT.
     We are implementing the option exchange program because a considerable number of our employees have stock options that have exercise prices significantly above our current and recent trading prices. As a result, these old options no longer provide the same employee incentives as when they were granted. We believe that the option exchange program will provide renewed incentives to our employees and that, for many employees, the exchange will create a better opportunity to potentially obtain value from their old options. We are offering this program on a voluntary basis to allow our employees to choose whether to keep their old options at their current exercise price, or to cancel those old options (if eligible) for new options.
     As of April 3, 2009, there were 2,410,194 shares underlying options outstanding under the Plans. Of the outstanding options, options to purchase 902,698 shares are eligible for exchange under the option exchange program. These old options have exercise prices ranging from $4.77 to $49.45 per share. The number of shares subject to old options that we accept in this program that exceed the number of shares subject to new options issued under the program will be cancelled. The cancelled shares will not be available for new options or other grants under either of the Plans.
1.	NEW OPTIONS; EXPIRATION DATE.
     Upon the terms and subject to the conditions of this offer to exchange, we will exchange all eligible outstanding old options under the Plans granted prior to September 10, 2007 that have an exercise price per share in excess of both: (i) $4.75; and (ii) the closing stock price of our common stock on the exchange date, that are properly tendered and accepted for exchange and that are not validly withdrawn in accordance with Section 4 before the “expiration date” (as defined below), for new options to purchase fewer shares of common stock under the Plans (depending under which Plan the old option was granted).
     The new options will be subject to the terms of the LTIP or the SOP (as applicable) and a new option agreement. All new options will be non-qualified stock options. The exercise price of the new options granted in the option exchange program will be the closing sales price of our common stock as reported on NASDAQ on the exchange date.

Exchange Ratio
     The ratio of the number of shares underlying a new option to the number of shares underlying the old option that is tendered is referred to as the “exchange ratio.” The exchange ratio for a new option to be issued in the option exchange program in exchange for an old option depends on the exercise price of the tendered old option and the closing sales price of our common stock on the exchange date. The exchange ratios are set out below. The exchange ratios were established after consultation with an independent third-party expert consultant on stock plans and stock proposals. In developing the exchange ratios, we utilized a valuation model to calculate the established values of old options before the exchange and the values of new options after the exchange. The valuation model took into account various factors, including the current and estimated future fair market value of our common stock, the weighted average exercise price of the old options proposed to be exchanged, estimated weighted average remaining terms of the old options and new options, prevailing interest rates and the historical volatility of our stock price.

Exchange Ratio(1)
Closing Share Price on the Exchange Date
Eligible Old	Weighted Average
Option Exercise	Remaining Term to						≤$2.01
Prices(2)	Expiration	≥$0.25	$0.26 - $0.50	$0.51 - $1.00	$1.01 - $1.50	$1.51 - $2.00	(Minimum Ratio)(3)
$4.77 — $5.95	1.59	408.25	29.25	8.25	4.00	2.75	2.50
$6.05 — $7.45	4.23	11.25	4.25	2.75	2.00	2.00	2.00
$8.25 — $8.95	5.69	6.50	3.25	2.25	1.75	1.75	1.50
$9.00 — $9.75	4.57	12.25	4.75	3.00	2.25	2.00	2.00
$10.00 — $10.95	5.72	7.50	3.75	2.50	2.00	2.00	2.00
$11.05 — $12.45	2.79	117.50	20.00	8.25	4.75	3.50	3.00
$12.60 — $13.55	2.48	300.25	37.00	13.00	6.75	4.50	4.00
$14.75 — $15.85	3.74	46.25	12.00	6.00	4.00	3.00	3.00
$16.00 — $16.85	3.24	98.00	19.50	8.50	5.00	3.75	3.50
$17.25 — $19.90	4.15	38.25	11.00	5.75	3.75	3.00	3.00
$21.25 — $25.25	2.66	631.50	71.25	23.00	11.25	7.50	6.50
$32.20 — $38.50	2.87	793.00	92.50	30.00	14.75	9.75	8.50
$47.50 — $49.45	2.75	2,769.75	244.50	67.50	29.50	18.00	14.50

(1)	If application of the applicable exchange ratio to particular new options to be issued in exchange for old options tendered results in a fractional share, the number of shares underlying the new options will be rounded down to the nearest whole share on a grant-by-grant basis. No consideration will be paid for such fractional shares.

(2)	The stated exchange ratio will apply for all exercise prices for eligible old options within the applicable price range (if, for example the exercise price for an eligible old option is $10.25 and the closing share price on the exchange date is $1.25, then the exchange ratio will be 2:1, (i.e., an optionee would receive a new option for one share of common stock for each two shares of common stock underlying an old option that is tendered for exchange)).
     For example, if the closing share price on the exchange date is $1.75, then:
•	an eligible old option to purchase 2,750 shares with an exercise price of $5.00 per share can be exchanged for a new option to purchase 1,000 shares;

•	an eligible old option to purchase 4,500 shares with an exercise price of $12.80 per share can be exchanged for a new option to purchase 1,000 shares;

•	an eligible old option to purchase 18,000 shares with an exercise price of $48.00 per share can be exchanged for a new option to purchase 1,000 shares.
(3)	The minimum ratio represents the lowest exchange ratio that may be applied to a particular range of eligible old option exercise prices, regardless of our closing share price on the exchange date.
     For example, if the closing share price on the exchange date is $3.50, then:
•	an eligible old option to purchase 2,500 shares with an exercise price of $5.00 per share can be exchanged for a new option to purchase 1,000 shares;

•	an eligible old option to purchase 4,000 shares with an exercise price of $12.80 per share can be exchanged for a new option to purchase 1,000 shares;

•	an eligible old option to purchase 14,500 shares with an exercise price of $48.00 per share can be exchanged for a new option to purchase 1,000 shares.

     The exchange ratios shown in the table above illustrate the difference between the relatively lower values of eligible stock options with higher exercise prices compared to the correspondingly higher values of eligible stock options with lower exercise prices. The exchange ratios are primarily derived from the stock option’s exercise price and remaining term to expiration. Higher stock option exercise prices result in lower values if the closing share price on the exchange date is low, and, therefore, higher exchange ratios and fewer new stock options. Longer terms to expiration have the opposite effect. Longer terms to expiration result in higher values, and therefore, lower exchange ratios and more new stock options.
Vesting
     The new options will be completely unvested at the exchange date, regardless of whether the old options were partially or completely vested. The new options maintain the date of expiration of the old option and will have vesting schedules that depend on the expiration date of the old options as shown in the table below:

If the Old Option was to Expire:	New Option Vesting Period:
• 12 months or less from the exchange date	Six months from the exchange date

• More than 12 months and up to 24 months from the exchange date	One year from the exchange date

• More than 24 months and up to 36 months from the exchange date	50% per year for two years from the exchange date

• More than 36 months from the exchange date	33 1/3% per year for three years from the exchange date
     These vesting schedules were designed with the goal of promoting employee retention, because employees who choose to exchange their old options must remain at Mindspeed for at least six months (and for up to three years in the case of old options with a remaining term of greater than 36 months) from the exchange date in order to receive the full benefit of the new options.
Tax Status
     As discussed below, the option exchange itself should be treated as a non-taxable exchange under U.S. tax law that will have no income tax effects on Mindspeed, our stockholders or our employees.
Election to Participate
     Participation in the option exchange program will be voluntary. Eligible employees will have the election period in which to determine whether they wish to participate. The election may be revoked prior to but not after the end of the election period.
     Any current employee of Mindspeed or our subsidiaries (other than named executive officers) who holds stock options under the Plans with an exercise price per share greater than both: (i) $4.75; and (ii) the closing price of our common stock on the exchange date is eligible to participate in the option exchange program. Any employee whose employment with us has been terminated before the exchange date, whether voluntarily or involuntarily, is not eligible to participate in the option exchange program, irrespective of the effective date of termination. Members of our Board of Directors, named executive officers, consultants and former employees, as well as employees in China and France are not eligible to participate in the option exchange program. In addition, options granted on or after September 10, 2007 or held by the Investec Trust Company (Israel) Ltd. are not eligible for exchange in the option exchange program.
     IF YOU ARE NOT ACTIVELY EMPLOYED BY MINDSPEED OR ONE OF OUR SUBSIDIARIES ON THE EXCHANGE DATE, THEN YOU WILL NOT RECEIVE NEW OPTIONS IN EXCHANGE FOR YOUR OLD OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. In such case, your tender will automatically be deemed withdrawn and you will not participate in the option exchange program. You will retain your old options in accordance with their current terms and conditions, and you may exercise them during a limited period of time following your termination of employment in accordance with their terms to the extent that they are vested. If you are currently considered an “at-will” employee, this offer does not change that status, and your employment may be terminated by us or by you at any time, including before the offer expires, for any reason, with or without cause.

     If you wish to participate in the option exchange program, you may elect to cancel any of your old options under the Plans that are eligible. If you elect to cancel an old option, it must be cancelled as to all shares that are subject to the particular unexercised option grant. A particular option grant cannot be partially cancelled.
     The term “expiration date” means 9:00 p.m., Pacific Time, on May 15, 2009, unless and until we, in our sole discretion, have extended the period of time during which you may elect to participate in the option exchange program, in which event the term “expiration date” refers to the latest time and date on which your right to participate, as so extended, expires. See Section 15 (EXTENSION OF THE OPTION EXCHANGE PROGRAM; TERMINATION; AMENDMENT) for a description of our rights to extend, delay, terminate and amend the expiration date.
     We will notify you of such action, and extend the expiration date for a period of no fewer than ten business days after the date of such notice, if we increase or decrease:
•	the amount of consideration offered for the old options; or

•	the period in which you may participate in the option exchange program by changing the date on which your right to participate is scheduled to expire to a date not earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 15.
     For purposes of the option exchange program, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.
2.	PURPOSE OF THE OPTION EXCHANGE PROGRAM.
     We issued the options outstanding under the Plans to provide our employees an opportunity to acquire or increase their ownership stake in Mindspeed, creating a stronger incentive to expend maximum effort for our growth and success and encouraging our employees to continue their employment with us.
     Many of these options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current and recent market price of our common stock. We are implementing the option exchange program to provide our employees with the opportunity to hold new options that over time may have a greater potential to increase in value, which we hope will create better performance incentives for employees and will align our employees’ interests with those of our stockholders. However, this cannot be guaranteed in light of the risks of a volatile and unpredictable stock market.
     As of April 3, 2009, approximately 98% of outstanding stock options under the Plans had exercise prices higher than our then current stock price of $1.57 per share, of which approximately 88% had exercise prices greater than $4.75. Because of the number of options currently outstanding, a grant of additional options to all of our employees holding out-of-the-money options could be significantly dilutive to our current and future stockholders and could potentially have a negative impact on our outstanding shares and earnings per share. In addition, the grant of a meaningful number of additional stock options would significantly increase our stock-based compensation expense.
     We are offering this program to allow our employees to choose whether to keep their current old options at their current exercise prices, or to cancel those options (if eligible) in exchange for new options to purchase fewer shares at a new price.
     CONSIDERING THE RISKS ASSOCIATED WITH THE VOLATILE AND UNPREDICTABLE NATURE OF THE STOCK MARKET, THE TECHNOLOGY SECTOR AND OUR INDUSTRY IN PARTICULAR, THERE IS NO GUARANTEE THAT YOUR NEW OPTIONS WILL INCREASE IN VALUE OVER TIME.
     Subject to the foregoing, and except as otherwise disclosed in this offer to exchange or in our filings with the Securities and Exchange Commission, we currently have no agreements (however, we often consider such matters in the ordinary course of our business and intend to continue to do so in the future) that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries that is material to us;

•	any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

•	any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•	any change in our Board of Directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors, or to fill any existing vacancies on our board or to change any material term of the employment of any executive officer;

•	any other material change in our corporate structure or business;

•	our common stock not being authorized for quotation on an exchange or in an automated quotation system operated by a national securities association;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”);

•	the suspension of our obligation to file reports under Section 15(d) of the Securities Exchange Act;

•	the acquisition by any person of any of our securities or the disposition of any of our securities (other than as a result of the exercise of stock options issued under any of our stock option plans) in an amount that is material to us; or

•	any changes in our articles of incorporation, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.
     Neither we nor our Board of Directors makes any recommendation as to whether you should elect to participate in the option exchange program, nor have we authorized any person to make any such recommendation. THIS OFFER DOES NOT CONSTITUTE INVESTMENT ADVICE, NOR SHOULD IT BE CONSTRUED AS SUCH. We urge you to evaluate carefully all of the information in this offer to exchange and to consult your own investment and tax advisors. You must make your own decision whether to elect to participate in the option exchange program.
3.	PROCEDURES FOR ELECTING TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM.
     PROPER EXCHANGE OF OLD OPTIONS. To elect to participate in the option exchange program, you must properly complete and deliver to us an election to participate on the Election Form. We must receive your Election Form before the expiration date. The Election Form may be completed on our Intranet site at http://www.mindspeed.com/web/intranet/hr/soe.jsp or can be delivered by e-mail (via PDF or similar imaged document file) to stock.admin@mindspeed.com.
     Please allow sufficient time to ensure that we receive your Election Form. If we do not receive your form by the deadline, you will not participate in the option exchange program, and all old options you currently hold will remain unchanged at their original exercise price and terms.
     THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING THE ELECTION FORM AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE ELECTING OPTION HOLDER. YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY. IF YOU USE THE INTRANET TO MAKE YOUR ELECTION, PLEASE PRINT THE CONFIRMATION PAGE THAT YOU RECEIVE FOR YOUR RECORDS. IF YOU EMAIL YOUR ELECTION FORM TO STOCK ADMINISTRATION AT STOCK.ADMIN@MINDSPEED.COM AND DO NOT RECEIVE A CONFIRMATION BY EMAIL OF RECEIPT OF YOUR ELECTION FORM PROMPTLY AFTER EMAILING YOUR ELECTION FORM TO STOCK ADMINISTRATION, PLEASE CONTACT STOCK ADMINISTRATION.
     DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We will determine, in our sole discretion, all questions as to form of documents and the validity, eligibility, including time of receipt, and acceptance of any election to participate in the option exchange program. In the event of a dispute, a court of competent jurisdiction has the power to review and make binding determinations with respect to our determinations of these matters. We reserve the right to reject any or all elections to participate in the option exchange program that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elected old options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the option exchange program or any defect or irregularity in any election with respect to any particular old options or any particular option holder. If we waive a condition with respect to any old option or option holder, we will also waive that condition with respect to all other old options and option holders. We must satisfy or waive all conditions prior to the expiration of the offer. No election to participate in the option exchange program will be valid until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.
     OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. YOUR ELECTION TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM UNDER THE PROCEDURES DESCRIBED ABOVE CONSTITUTES YOUR ACCEPTANCE OF THE TERMS AND CONDITIONS OF THE OPTION EXCHANGE PROGRAM. OUR ACCEPTANCE FOR CANCELLATION OF THE OLD OPTIONS ELECTED FOR EXCHANGE BY YOU UNDER THE OPTION EXCHANGE PROGRAM WILL CONSTITUTE A BINDING AGREEMENT BETWEEN US AND YOU UPON THE TERMS AND CONDITIONS OF THE OPTION EXCHANGE PROGRAM.
     Subject to our rights to extend, terminate and amend the option exchange program, we currently expect that we will accept promptly after the expiration date all properly elected old options that have not been validly withdrawn.
4.	WITHDRAWAL RIGHTS.
     You may withdraw the old options you have elected to exchange only if you comply with the provisions of this Section 4.
     You have the right to withdraw the old options you have elected to cancel at any time before 9:00 p.m., Pacific Time, on May 15, 2009. If we extend the time during which you may elect to participate in the option exchange program, you have the right to withdraw these old options at any time until the extended period expires. Notwithstanding the above, if we do not accept your old options for participation in the option exchange program before June 8, 2009, which is the 40th business day after the commencement of the option exchange program, you may withdraw such old options at any time after 12:01 a.m. Eastern Time, on June 8, 2009.
     To withdraw old options, you must deliver an election to withdraw on a new Election Form with the required information included, while you still have the right to withdraw your election to participate. The new Election Form must include your name, the grant date, exercise price and total number of shares included in each option to be withdrawn. You can deliver your election to withdraw by completing the Election Form on our Intranet site at http://www.mindspeed.com/web/intranet/hr/soe.jsp or by e-mail (via PDF or similar imaged document file) to stock.admin@mindspeed.com.
     You may not rescind any withdrawal, and any old options you withdraw will thereafter be deemed not properly elected for participation in the option exchange program, unless you properly re-elect those old options before the expiration date by following the procedures described in Section 3 (PROCEDURES FOR ELECTING TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM).
     Neither Mindspeed nor any other person is obligated to give notice of any defects or irregularities in any election to withdraw, nor will anyone incur any liability for failure to give any such notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of elections to withdraw. In the event of a dispute, a court of competent jurisdiction has the power to review and make binding determinations with respect to our determinations of these matters.

5.	ACCEPTANCE OF OLD OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.
     Upon the terms and subject to the conditions of this offer to exchange and on the expiration date, we will accept for exchange and cancel old options properly elected for exchange and not validly withdrawn before the expiration date pursuant to Section 4 (WITHDRAWAL RIGHTS) of this offer to exchange. If your old options are properly tendered for exchange on or prior to May 15, 2009 and accepted for exchange, you will be granted new options on the exchange date. If we extend the date by which we must accept and cancel options properly tendered for exchange, you will be granted new options on such extended date. The date the old options are cancelled will be the same as the date on which the new options are granted.
     The method for determining the number of shares subject to new options and the terms of such new options that you may be granted under the option exchange program are set forth and described in Section 1 (NEW OPTIONS; EXPIRATION DATE).
     For purposes of the option exchange program, we will be deemed to have accepted for exchange old options that are validly elected for exchange and not properly withdrawn as, if and when we give notice to the option holders of our acceptance for exchange of such old options. Subject to our rights to extend, terminate and amend the expiration date, we currently expect that you will receive a confirmation of our acceptance for exchange of such options promptly after our receipt of your election to participate in the option exchange program. Your new option agreement will be provided to you within approximately two weeks after the exchange date.
6.	CONDITIONS OF THE OPTION EXCHANGE PROGRAM.
     Notwithstanding any other provision of the option exchange program, we will not be required to accept any old options submitted to us for cancellation and exchange, and we may terminate or amend this offer or the option exchange program, or postpone our acceptance and cancellation of any old options submitted to us for cancellation and exchange, in each case, subject to certain limitations, if at any time on or after April 10, 2009 and prior to the expiration of this offer any of the following objective events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case, including with respect to which our action or inaction may have contributed, we have determined prior to the expiration of this offer that the occurrence of such objective event or events makes it inadvisable for us to proceed with the option exchange program or to accept and cancel options submitted to us for exchange:
(1)	any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, is threatened, instituted or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the option exchange program, the acquisition of some or all of the old options submitted to us for exchange under the option exchange program, the issuance of new options, or otherwise relates in any manner to the option exchange program or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Mindspeed or our subsidiaries;

(2)	any action is threatened, pending or taken, or any approval is withheld, or any statute, rule, regulation, judgment, order or injunction is threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to apply to this offer, the option exchange program or Mindspeed or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:
•	make it illegal for us to accept some or all of the old options for exchange and cancellation or to issue the new options for some or all of the old options submitted to us for cancellation and exchange or otherwise restrict or prohibit completion of the option exchange program or this offer;

•	delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the old options elected for exchange; or

•	materially and adversely affect the business, condition (financial or other), income, operations or prospects of Mindspeed or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;
(3)	there has occurred:
•	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States or abroad;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or abroad, whether or not mandatory, or any objectively verifiable events that might affect the extension of credit by lending institutions in the United States or abroad;

•	the commencement or escalation of a war, armed hostilities or other international or national crisis, including acts of terrorism, directly or indirectly involving the United States or any of its territories, which could reasonably be expected to materially or adversely affect or delay the completion of this offer or the option exchange program;

•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

•	any significant change in the market price of our shares of common stock or any negative change in the general political, market, economic or financial conditions in the United States or abroad, that has or is reasonably likely to have (in our reasonable judgment) a material adverse effect on the business, condition (financial or other), income, operations or prospects of Mindspeed or our subsidiaries or the trading volume and/or price of the shares of our common stock;

•	in the case of any of the foregoing existing at the time of the commencement of the option exchange program, a material acceleration or worsening thereof; or

•	any decline in either NASDAQ or the Standard and Poor’s Index of 500 Companies by an amount in excess of ten percent measured during any time period after the close of business on May 15, 2009;
(4)	there has occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 11 of this offer);

(5)	a tender offer or exchange offer for any or all of the shares of our common stock (other than this offer), or any merger, business combination or other similar transaction with or involving us or any of our subsidiaries, has been proposed, announced or made by any person or entity other than us or our subsidiaries;

(6)	one or more of the following has occurred:
•	any person, entity or “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act shall have acquired or proposed to acquire beneficial ownership of more than five percent of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than five percent of the outstanding shares of our common stock (other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before April 10, 2009);

•	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before April 10, 2009 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock and such acquisition is required to be reported on a Schedule 13D; or

•	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries;

(7)	any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 2 of this offer for a description of the contemplated benefits of the offer to us);

(8)	any negative change or changes occur in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of Mindspeed or our subsidiaries that has or is reasonably likely to have (in our reasonable judgment) a material adverse effect on the business, condition (financial or other), operations or prospects of Mindspeed or our subsidiaries; or

(9)	we determine that there is a reasonable likelihood that the completion of this offer or the option exchange program may cause our shares to be delisted from NASDAQ or cause us to no longer be subject to the periodic reporting requirements of the Securities Exchange Act.
     The conditions to the option exchange program are for our benefit. We may assert them in our sole discretion prior to the expiration date regardless of the circumstances giving rise to them. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, whether or not we waive any other condition to the option exchange program. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Subject to any order or decision by a court or arbitrator of competent jurisdiction, any determination or judgment we make concerning the events described in this section will be final and binding upon all persons.
7.	PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.
     There is no market for options to purchase our common stock. Our common stock is quoted on NASDAQ under the symbol “MSPD.” The following table presents the high and low closing sales prices per share of our common stock for the periods indicated, as reported by NASDAQ (adjusted to reflect stock splits):

	High	Low

FISCAL 2007
First Quarter	$10.25	$8.10
Second Quarter	12.65	8.75
Third Quarter	11.90	9.75
Fourth Quarter	11.25	7.95
FISCAL 2008
First Quarter	$9.20	$5.65
Second Quarter	6.10	2.40
Third Quarter	4.75	2.35
Fourth Quarter	4.40	2.08
FISCAL 2009
First Quarter	$1.95	$0.56
Second Quarter	1.63	0.71
Third Quarter (through May 12, 2009)	2.22	1.61
     WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK BEFORE DECIDING WHETHER TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM.
8.	SOURCE AND AMOUNT OF CONSIDERATION.
     We will issue new options to purchase common stock under the Plans in exchange for outstanding eligible old options under the LTIP or the SOP (depending under which Plan the old option grant was made) properly elected and accepted for exchange by us. The number of shares subject to new options that will be granted for each share subject to a cancelled option and terms of those new options are described in Section 1 (NEW OPTIONS; EXPIRATION DATE). We will issue a new stock option agreement to each option holder who receives a new option on the exchange date. Assuming the closing sales price of our common stock on the exchange date is $2.01 or less, new options to purchase a maximum of approximately 323,996 shares will be granted under the option exchange program if the maximum number of eligible old options is tendered for cancellation.

     The terms and conditions of the old options under the Plans are set forth in the Plans and the stock option agreements issued in connection with such grants. The terms and conditions of the Plans are summarized in the applicable prospectuses prepared by us and previously distributed or made available to you. The terms and conditions of the new options under the Plans (as applicable) are set forth in the Plans and the stock option agreements that will be issued in connection with such grants. The terms and conditions of the Plans are summarized in the prospectus prepared by us and previously or currently distributed or made available to you. YOU MAY OBTAIN COPIES OF EACH OF THESE PROSPECTUSES AND THE PLANS AND THE FORMS OF THE STOCK OPTION AGREEMENTS THEREUNDER AS INDICATED BELOW.
     IMPORTANT NOTE: THE STATEMENTS IN THIS OFFER TO EXCHANGE CONCERNING THE PLANS AND THE OLD OPTIONS AND THE NEW OPTIONS ARE MERELY SUMMARIES AND DO NOT PURPORT TO BE COMPLETE. THE STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO ALL PROVISIONS OF THE LTIP AND SOP AND THE FORMS OF STOCK OPTION AGREEMENTS UNDER THE LTIP AND THE SOP.
     PLEASE CONTACT THE STOCK ADMINISTRATION, AT STOCK.ADMIN@MINDSPEED.COM TO RECEIVE A COPY OF THE LTIP, THE SOP, AND THE PROSPECTUSES AND FORMS OF STOCK OPTION AGREEMENTS APPLICABLE TO THE LTIP AND THE SOP. WE WILL PROMPTLY FURNISH YOU COPIES OF THESE DOCUMENTS AT OUR EXPENSE.
9.	INFORMATION CONCERNING MINDSPEED; FACTORS THAT YOU SHOULD CONSIDER WHEN MAKING YOUR DECISION.
OVERVIEW
     Mindspeed designs, develops and sells semiconductor networking solutions for communications applications in enterprise, broadband access, metropolitan and wide area networks. Our products, ranging from optical network transceiver solutions to voice and Internet protocol (IP) processors, are classified into three focused product families: high-performance analog products, multiservice access digital signal processor (DSP) products and wide area networking (WAN) communications products. Our products are sold to original equipment manufacturers (OEMs) for use in a variety of network infrastructure equipment, including mixed media gateways, high-speed routers, switches, access multiplexers, cross-connect systems, add-drop multiplexers, IP private branch exchanges (PBXs), optical modules and broadcast video systems. Service providers use this equipment for the processing, transmission and switching of high-speed voice, data and video traffic, including advanced services such as voice-over-IP (VoIP), within different segments of the communications network. Our customers include Alcatel-Lucent, Cisco Systems, Inc., Huawei Technologies Co. Ltd., LM Ericsson Telephone Company, Nokia Siemens Networks, Nortel Networks, Inc. and Zhongxing Telecom Equipment Corp. (ZTE).
     We believe the breadth of our product portfolio, combined with more than three decades of experience in semiconductor hardware, software and communications systems engineering, provide us with a competitive advantage. We have proven expertise in signal, packet and transmission processing technologies, which are critical core competencies for successfully defining, designing and implementing advanced semiconductor products for next-generation network infrastructure equipment. We seek to cultivate close relationships with leading network infrastructure OEMs to understand emerging markets, technologies and standards. We focus our research and development efforts on applications in the segments of the telecommunications network which we believe offer the most attractive growth prospects. Our business is fabless, which means we outsource all of our manufacturing needs, and we do not own or operate any semiconductor manufacturing facilities. We believe being fabless allows us to minimize operating infrastructure and capital expenditures, maintain operational flexibility and focus our resources on the design, development and marketing of our products — the highest value-creation elements of our business model.
     The address of our principal executive offices is 4000 MacArthur Boulevard, East Tower, Newport Beach, California, 92660, and our telephone number is (949) 579-3000.

     Additional information about Mindspeed is available from the documents described in Section 17 (ADDITIONAL INFORMATION) of this offer to exchange. The financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 3, 2008 and in our Quarterly Report on Form 10-Q for the quarter ended April 3, 2009 are incorporated herein by reference. Copies of these reports are available from us upon request and at our website at www.mindspeed.com. They are also available to the public on the website of the Securities and Exchange Commission at www.sec.gov.
SELECTED FINANCIAL DATA
     We have presented below our selected consolidated financial data. The following selected consolidated financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended October 3, 2008 and in our Quarterly Report on Form 10-Q for the quarter ended April 3, 2009, both of which are incorporated herein by reference. The selected consolidated statements of income data for the fiscal years ended October 3, 2008 and September 28, 2007 and the selected consolidated balance sheet data as of October 3, 2008 and September 28, 2007 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended October 3, 2008. The selected consolidated statements of income data for the six months ended April 3, 2009 and March 28, 2008 and the selected consolidated balance sheet data as of April 3, 2009 are derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the three months ended April 3, 2009. Our interim results are not necessarily indicative of results for the full fiscal year, and our historical results are not necessarily indicative of the results to be expected in any future period.

	Fiscal Year Ending		Six Months Ending
	October 3,	September 28,	April 3,	March 28,
	2008	2007	2009	2008
	(unaudited)
	(In thousands, except share amounts)
Consolidated Statements of Operations
Net revenues:
Products	$144,349	$125,805	54,264	67,199
Intellectual Property	16,350	2,000	5,000	4,350

Total net revenues	160,699	127,805	59,264	71,549
Cost of goods sold	47,625	42,334	24,279	22,141

Gross margin	113,074	85,471	34,985	49,408
Operating expenses:
Research and development	56,217	57,447	26,444	27,422
Selling, general and administrative	46,984	43,385	21,825	23,180
Special charges	211	4,724	6,887	174

Total operating expenses	103,412	105,556	55,156	50,776

Operating gain/(loss)	9,662	(20,085)	(20,171)	(1,368)

Interest expense	(2,360)	(2,240)	(902)	(1,126)
Other income (expense), net	544	522	3,216	(25)

Income/(loss) before income taxes	7,846	(21,803)	(17,857)	(2,519)

Provision for income taxes	611	111	262	147

Net income/(loss)	7,235	(21,914)	(18,119)	(2,666)

Income/(loss) per share:
Income/(loss) per share, basic(1)	$0.31	(0.99)	(0.77)	(0.12)

Income/(loss) per share, diluted(1)	$0.31	(0.99)	(0.77)	(0.12)

Shares used in computation of net income/(loss) per share, in thousands:
Basic(1)	23,046	22,156	23,490	22,900
Diluted(1)	23,202	22,156	23,490	22,900

(1)	Share and per share amounts have been adjusted to Mindspeed’s one-for-five stock split which occurred on June 30, 2008.

	April 3,	October 3,	September 28,
	2009	2008	2007
Consolidated Balance Sheet Data (in thousands)	(unaudited)	(unaudited)	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$14,568	$43,033	$25,796
Receivables, net of allowances for doubtful accounts of $331 (2009), $342 (2008) and $353 (2007)	7,161	14,398	13,584
Inventories	14,205	16,187	15,023
Other current assets	2,539	3,138	3,763

Total current assets	38,473	76,756	58,166
Property, plant and equipment, net	11,963	12,600	13,147
Intangible assets, net	—	2,480	3,200
Goodwill	—	2,429	2,324
License agreements, net	6,361	3,347	1,798
Other assets	2,739	2,992	3,444

Total assets	59,536	100,604	82,079

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	7,454	11,265	7,117
Deferred income on sales to distributors	3,745	4,869	4,226
Accrued compensation and benefits	5,875	6,778	5,286
Restructuring	1,827	8	1,478
Convertible senior notes—short term	10,433	—	—
Other current liabilities	3,828	3,559	4,245

Total current liabilities	33,162	26,479	22,352
Convertible senior notes—long term	15,000	45,648	45,037
Other liabilities	697	519	444

Total liabilities	48,859	72,646	67,833

Stockholders’ Equity
Preferred stock, $0.01 par value: 25,000 shares authorized; no shares issued or outstanding	—	—	—
Common stock, $0.01 par value, 100,000 shares authorized; 23,882 (2009) 23,852 (2008) and 23,152 (2007) issued shares(1)	239	239	232
Additional paid-in capital(1)	270,959	269,487	263,427
Accumulated deficit	(245,162)	(227,043)	(234,480)
Accumulated other comprehensive loss	(15,359)	(14,725)	(14,933)

Total stockholders’ equity	10,677	27,958	14,246

Total liabilities and stockholders’ equity	$59,536	$100,604	$82,079

			September
	April 3,	October 3,	28,
	2009	2008	2007
	(unaudited)	(unaudited)	(unaudited)
Ratio of Earnings to Fixed Charges	—	2.8	—
     The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt discount and issuance costs on all indebtedness, and the estimated portion of rental expense deemed by us to be representative of the interest factor of rental payments under operating leases. We present interest expense related to uncertain tax positions as income tax expense, as permitted by FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes.” Accordingly, such interest is excluded from fixed charges. For fiscal year 2007, our earnings were insufficient to cover our fixed charges by $21.8 million and during the second quarter of fiscal year 2009, our earnings were insufficient to cover our fixed charges by $14.6 million.
     Our book value per common share as of April 3, 2009 was $0.45.
FACTORS THAT YOU SHOULD CONSIDER WHEN MAKING YOUR DECISION
     In addition to the risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended October 3, 2008 filed with the Securities and Exchange Commission on December 16, 2008 and in our Quarterly Report on Form 10-Q for the quarter ended April 3, 2009 filed with the Securities and Exchange Commission on February 10, 2009 you should carefully consider the risks and uncertainties described below and the other information in this offer to exchange before deciding whether to participate in the option exchange program. Copies of these reports are available from us upon request or at our website at www.mindspeed.com. They are also available to the public on the website of the Securities and Exchange Commission at www.sec.gov.
     THE VALUE OF OUR COMMON STOCK FLUCTUATES SIGNIFICANTLY AND THERE IS NO GUARANTEE THAT YOUR NEW OPTIONS WILL INCREASE IN VALUE OVER TIME. The market price of our common stock has been highly volatile, has been or could be affected by factors such as the announcement of new products or product enhancements by us or our competitors, technological innovation by us or our competitors, quarterly variations in our or our competitors’ results of operations and announcements of expected future results, changes in prices of our or our competitors’ products and services, changes in revenue and revenue growth rates for us as a whole or for specific geographic areas, business units, products or product categories, changes in the level of demand for our products and general market conditions or market conditions specific to particular industries. As a result, there is no guarantee that your new options received under the option exchange program will increase in value over time.
     IF YOU ARE NOT ACTIVELY EMPLOYED BY MINDSPEED OR ONE OF OUR SUBSIDIARIES ON THE EXCHANGE DATE, YOU WILL NOT RECEIVE A NEW OPTION. In order to receive new options in exchange for your old options, you must be actively employed by Mindspeed or one of our subsidiaries on the exchange date. If you elect to participate in the option exchange program and are no longer actively employed by Mindspeed or one of our subsidiaries on the exchange date, you will not receive new options. In such event, your tender will automatically be deemed withdrawn and you will not participate in the option exchange program. You will retain your old options in accordance with their current terms and conditions, and you may exercise them during a limited period of time following your termination of employment in accordance with their terms to the extent that they are vested.
     IF MINDSPEED IS ACQUIRED BY OR MERGES WITH ANOTHER COMPANY, YOUR OLD OPTIONS MIGHT BE WORTH MORE THAN THE NEW OPTIONS THAT YOU RECEIVE IN EXCHANGE FOR THEM.
     If we merge or consolidate with or are acquired by another entity prior to the expiration of the offer, you may choose to withdraw any options which you tendered for exchange, and your options will be treated in accordance with the LTIP or the SOP (as applicable) and your option agreement. Further, if Mindspeed is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and you will receive no new options in exchange for them. If Mindspeed is acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the new options, including any adjustments to the exercise price or number of shares that will be subject to the new options.

     A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their old options.
     Finally, if another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the completion of this option exchange program. Termination of your employment for this or any other reason before the exchange date means that the tender of your old options will not be accepted, you will keep your old options in accordance with their original terms, and you will not receive any new options.
     If we are acquired after your old options have been accepted, cancelled and exchanged for new options, your new options will be treated in the acquisition transaction in accordance with the terms of the transaction agreement and the terms of the LTIP or the SOP (as applicable) and your new stock option agreement.
     TAX TREATMENT OF NEW OPTIONS. New options granted under the option exchange program will be non-qualified stock options, regardless of whether the old options were “incentive stock options” under the Internal Revenue Code.
     If you are a citizen or resident of the United States, no taxable income is recognized by an optionee upon the grant of a non-qualified stock option. The optionee will, in general, recognize ordinary income in the year in which the non-qualified option is exercised. The amount of ordinary income is equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. The optionee will be required to satisfy the tax withholding requirements applicable to such income.
     If you are a tax resident of a country other than the United States, the tax consequences of participating in this option exchange program may be different for you. Please be sure to read Section 14 of this offer to exchange and Appendix A which discuss the potential tax consequences in the foreign country in which you are subject to tax.
     10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.
     The names and ages of the members of the Board of Directors and executive officers of Mindspeed and their positions and offices as of April 3, 2009 are set forth below:

Name	Age	Title	Director Since
Dwight W. Decker	59	Chairman of the Board	2002
Michael T. Hayashi	43	Director	2005
Ming Louie	62	Director	2003
Thomas A. Madden	55	Director	2003
Jerre L. Stead	66	Director	2003
Raouf Y. Halim	49	Chief Executive Officer, Director	2002
Bret W. Johnsen	39	Senior Vice President, Chief Financial Officer and Treasurer
Najabat H. Bajwa	31	Senior Vice President and General Manager, Lightspeed Connectivity Solutions
Kurt F. Busch	38	Senior Vice President and General Manager, High-Performance Analog
Jing Cao	49	Senior Vice President, Operations
Ron Cates	51	Senior Vice President and General Manager, Wide Area Networking
Gerald J. Hamilton	55	Senior Vice President, Worldwide Sales
Anil S. Mankar	53	Senior Vice President, VLSI Engineering
Thomas J. Medrek	52	Senior Vice President and General Manager, Multiservice Access
Thomas O. Morton	55	Senior Vice President, Human Resources
     The address of each member of our Board of Directors and each executive officer is c/o Mindspeed, 4000 MacArthur Boulevard, East Tower, Newport Beach, California 92660.

     None of Mindspeed’s directors or named executive officers are eligible to participate in the option exchange program. The following table sets forth information with respect to the beneficial ownership of the total stock options and the stock options eligible to be exchanged under this offer that were held by our directors and executive officers as of April 3, 2009:

				Number of		Percentage
	Number of Stock		Percentage	Stock		of Total
	Options (Eligible		of Total	Options		Stock Options
	and Not Eligible	Exercise	Outstanding	Eligible for	Exercise	Eligible
Name	For Exchange)	Price	Stock Options*	Exchange	Price	for Exchange**

Dwight W. Decker	4,000	$0.9300	0.14%	0	N/A	0%
	4,000	$3.0500	0.14%	0	N/A	0%
	35,750	$4.8480	1.28%	0	N/A	0%
	34,152	$9.0010	1.23%	0	N/A	0%
	4,000	$10.5500	0.14%	0	N/A	0%
	89,404	$11.7930	3.21%	0	N/A	0%
	8,000	$13.5000	0.29%	0	N/A	0%
	4,000	$13.6000	0.14%	0	N/A	0%
	4,000	$16.9000	0.14%	0	N/A	0%
	7,149	$22.0295	0.26%	0	N/A	0%
	4,000	$45.0000	0.14%	0	N/A	0%
Total	198,455		7.12%	0		0%

Raouf Y. Halim	150,000	$3.8700	5.38%	0	N/A	0%
	191,185	$9.0010	6.86%	0	N/A	0%
	50,000	$10.9500	1.79%	0	N/A	0%
	36,000	$11.4000	1.29%	0	N/A	0%
	32,185	$11.7930	1.16%	0	N/A	0%
	60,000	$13.2500	2.15%	0	N/A	0%
	30,000	$17.7650	1.08%	0	N/A	0%
	1,715	$22.0295	0.06%	0	N/A	0%
Total	551,085		19.78%	0		0%

Michael T. Hayashi	4,000	$0.9300	0.14%	0	N/A	0%
	4,000	$3.0500	0.14%	0	N/A	0%
	8,000	$7.1000	0.29%	0	N/A	0%
	4,000	$10.5500	0.14%	0	N/A	0%
	4,000	$16.9000	0.14%	0	N/A	0%
Total	24,000		0.86%	0		0%

Ming Louie	4,000	$0.9300	0.14%	0	N/A	0%
	4,000	$3.0500	0.14%	0	N/A	0%
	4,000	$10.5500	0.14%	0	N/A	0%
	8,000	$13.5000	0.29%	0	N/A	0%
	4,000	$13.6000	0.14%	0	N/A	0%
	4,000	$16.9000	0.14%	0	N/A	0%
	4,000	$45.0000	0.14%	0	N/A	0%
Total	32,000		1.15%	0		0%

Thomas A. Madden	4,000	$0.9300	0.14%	0	N/A	0%
	4,000	$3.0500	0.14%	0	N/A	0%
	4,000	$10.5500	0.14%	0	N/A	0%
	8,000	$13.5000	0.29%	0	N/A	0%
	4,000	$13.6000	0.14%	0	N/A	0%
	4,000	$16.9000	0.14%	0	N/A	0%
	4,000	$45.0000	0.14%	0	N/A	0%
Total	32,000		1.15%	0		0%

Jerre L. Stead	4,000	$0.9300	0.14%	0	N/A	0%
	4,000	$3.0500	0.14%	0	N/A	0%
	1,429	$3.8170	0.05%	0	N/A	0%
	5,720	$6.3525	0.21%	0	N/A	0%
	4,000	$10.5500	0.14%	0	N/A	0%
	1,430	$11.7830	0.05%	0	N/A	0%
	1,430	$11.7930	0.05%	0	N/A	0%
	1,430	$12.3365	0.05%	0	N/A	0%
	8,000	$13.5000	0.29%	0	N/A	0%
	4,000	$13.6000	0.14%	0	N/A	0%
	4,000	$16.9000	0.14%	0	N/A	0%
	4,000	$45.0000	0.14%	0	N/A	0%
Total	43,439		1.56%	0		0%

Bret W. Johnsen	200,000	$3.8700	7.18%	0	N/A	0%
Total	200,000		7.18%	0		0%

				Number of		Percentage
	Number of Stock		Percentage	Stock		of Total
	Options (Eligible		of Total	Options		Stock Options
	and Not Eligible	Exercise	Outstanding	Eligible for	Exercise	Eligible
Name	For Exchange)	Price	Stock Options*	Exchange	Price	for Exchange**

Gerald J. Hamilton	2,146	$5.0150	0.08%	0	N/A	0%
	20,000	$7.4500	0.72%	0	N/A	0%
	12,500	$10.9500	0.45%	0	N/A	0%
	4,860	$11.4000	0.17%	0	N/A	0%
	774	$11.7930	0.03%	0	N/A	0%
	6,667	$13.2500	0.24%	0	N/A	0%
	3,500	$16.1500	0.13%	0	N/A	0%
Total	50,447		1.81%	0		0%

Thomas J. Medrek	6,149	$5.0150	0.22%	0	N/A	0%
	4,302	$9.0010	0.15%	0	N/A	0%
	5,362	$10.2115	0.19%	0	N/A	0%
	12,500	$10.9500	0.45%	0	N/A	0%
	12,000	$11.4000	0.43%	0	N/A	0%
	7,240	$11.7930	0.26%	0	N/A	0%
	20,000	$13.2500	0.72%	0	N/A	0%
	15,000	$15.5000	0.54%	0	N/A	0%
	10,999	$17.7650	0.39%	0	N/A	0%
	416	$22.0295	0.01%	0	N/A	0%
Total	93,968		3.37%	0		0%

Najabat H. Bajwa	10,000	$3.9600	0.36%	0	N/A	0%
	4,000	$7.0000	0.14%	0	N/A	0%
	2,600	$10.9500	0.09%	2,600	$10.9500	0.29%
	1,800	$11.4000	0.06%	1,800	$11.4000	0.20%
	1,200	$16.1500	0.04%	1,200	$16.1500	0.13%
	3,000	$17.2500	0.11%	3,000	$17.2500	0.33%
Total	22,600		0.81%	8,600		0.95%

Kurt F. Busch	10,000	$3.9600	0.36%	0	N/A	0%
	4,000	$7.0000	0.14%	0	N/A	0%
	2,600	$10.9500	0.09%	2,600	$10.9500	0.29%
	8,000	$13.4500	0.29%	8,000	$13.4500	0.89%
Total	24,600		0.88%	10,600		1.17%

Jing Cao	20,000	$3.0500	0.72%	0	N/A	0%
Total	20,000		0.72%	0		0%

Ron Cates	25,000	$10.6000	0.90%	25,000	$10.6000	2.77%
Total	25,000		0.90%	25,000		2.77%

Anil S. Mankar	20,000	$3.6500	0.72%	0	N/A	0%
	2,860	$4.8480	0.10%	2,860	$4.8480	0.32%
	3,039	$11.7930	0.11%	3,039	$11.7930	0.34%
	425	$22.0295	0.02%	425	$22.0295	0.05%
Total	26,324		0.94%	6,324		0.70%

Thomas O. Morton	1,072	$5.0150	0.04%	1,072	$5.0150	0.12%
	5,000	$8.5500	0.18%	0	N/A	0%
	2,500	$10.9500	0.09%	2,500	$10.9500	0.28%
	3,000	$11.4000	0.11%	3,000	$11.4000	0.33%
	2,252	$11.7930	0.08%	2,252	$11.7930	0.25%
	4,900	$13.2500	0.18%	4,900	$13.2500	0.54%
	2,500	$16.1500	0.09%	2,500	$16.1500	0.28%
Total	21,224		0.76%	16,224		1.80%

Grand Total (15 persons)	1,365,142.		49.00%	66,748.		7.39%

*	Based on the total number of outstanding stock options to purchase our common stock, whether or not eligible for exchange under this offer, which was 2,786,194 as of April 3, 2009.

**	Based on the total number of stock options to purchase our common stock under the Plans which are eligible for exchange under this offer, which was 902,698 as of April 3, 2009.

     Other than as described below and other than transactions in our securities in the ordinary course under our stock incentive plans with persons who are neither executive officers nor directors of the Mindspeed, neither Mindspeed or our subsidiaries nor, to the best of our knowledge, our executive officers, directors or affiliates have effected transactions in options to purchase our common stock or in shares of our common stock during the 60 days prior to April 10, 2009 except as follows:
•	On February 9, 2009, Mr. Decker purchased 25,000 shares of our common stock on the open market at a weighted average price of $0.81 per share. On February 10, 2009, Mr. Decker purchased 50,000 shares of our common stock on the open market at a weighted average price of $0.8225 per share. On February 11, 2009, Mr. Decker purchased 43,239 shares of our common stock on the open market at a weighted average price of $0.8461 per share. On February 12, 2009, Mr. Decker purchased 50,000 shares of our common stock on the open market at a weighted average price of $0.8535 per share. On February 13, 2009, Mr. Decker purchased 50,000 shares of our common stock on the open market at a weighted average price of $0.8932 per share. On February 17, 2009, Mr. Decker purchased 50,000 shares of our common stock on the open market at a weighted average price of $0.843 per share. On February 18, 2009, Mr. Decker purchased 8,500 shares of our common stock on the open market at a weighted average price of $0.9484 per share.

•	On February 17, 2009, Mr. Cates tendered 404 shares of our common stock to Mindspeed at a price of $0.812 per share to pay for withholding tax in connection with restricted stock vesting.

•	On March 10, 2009, Mindspeed granted to each of Messrs. Decker, Hayashi, Louie, Madden and Stead options to purchase 4,000 shares of our common stock at an exercise price of $0.93 per share and restricted stock units covering 3,000 shares of our common stock.
11.	STATUS OF OPTIONS ACQUIRED BY US IN THE OPTION EXCHANGE PROGRAM; ACCOUNTING CONSEQUENCES OF THE OPTION EXCHANGE PROGRAM.
     Old options that we acquire through the offer will be cancelled and the shares of common stock subject to the old options will be returned to the status of authorized but unreserved shares.
     Effective October 1, 2005, we adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”). Under SFAS 123R, we expect to recognize the incremental compensation cost of the new options granted in the option exchange program. The incremental compensation cost will be measured as the excess, if any, of the fair value of each new option granted to employees in exchange for tendered old options, measured immediately before such new awards are granted, over the fair value of the original stock option grant tendered in exchange for such awards, measured immediately before the exchange.
12.	LEGAL MATTERS; REGULATORY APPROVALS.
     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of old options and issuance of new options as contemplated by the option exchange program, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of old options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the option exchange program to accept old options elected for exchange is subject to conditions, including the conditions described in Section 6 (CONDITIONS OF THE OPTION EXCHANGE PROGRAM).

13.	MATERIAL U.S. TAX CONSEQUENCES.
     The following is a general summary of the material U.S. tax consequences of the exchange of old options under the option exchange program for those employees subject to U.S. federal income tax. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders.
     This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of this offer to exchange, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change, and the federal, state and local tax consequences for each employee will depend upon that employee’s individual circumstances. If you exchange your old options for new options, you will not be required under current law to recognize income for United States federal income tax purposes at the time of the exchange. With regard to the new options, the tax aspects of the options will be the same as for any other option grant. If you do not participate in the option exchange program, the terms of your eligible stock options will not change.
     All old options shall be exchanged for non-qualified stock options, regardless of whether or not the old options were incentive stock options under Section 422 of the Internal Revenue Code. The federal income tax treatment for non-qualified options is as follows:
•	An optionee will not recognize any income at the time he or she is granted non-qualified stock options, assuming that the options are not actively traded on an established market and the fair market value of the options cannot be measured with reasonably accuracy at the time of grant. However, upon exercise of a non-qualified stock option, the optionee will generally recognize ordinary income for federal income tax purposes measured by the excess of the then fair market value of the shares over the exercise price of the option. The income realized by the optionee will be treated as compensation income subject to income and employment tax withholding by Mindspeed generally payable from the other compensation paid to the optionee or from the proceeds of sales of all or a portion of the stock issued upon exercise of the option. If those earnings are insufficient to pay the required withholding tax, the optionee will be required to make a direct payment to Mindspeed to cover the withholding tax liability.

•	In general, there are no federal tax consequences to Mindspeed upon the grant or termination of a non-qualified stock option or the sale or disposition of the shares acquired upon exercise of a non-qualified stock option. However, upon the exercise of a non-qualified stock option, Mindspeed will generally be entitled to a deduction to the extent and in the year that ordinary income from the exercise of the option is recognized by the optionee, provided that Mindspeed has satisfied its withholding and reporting obligations under the Internal Revenue Code and Income Tax Regulations relating to the reporting of the transaction to the Internal Revenue Service and the optionee.
     WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF PARTICIPATING IN THE OPTION EXCHANGE PROGRAM IN YOUR PARTICULAR CIRCUMSTANCES.
14.	MATERIAL INCOME TAX CONSEQUENCES AND CERTAIN OTHER CONSIDERATIONS FOR EMPLOYEES WHO RESIDE OUTSIDE THE UNITED STATES.
     Set forth in Appendix A (“Guide to International Issues”) are summaries of the material tax consequences of the exchange of options under the option exchange program for those employees subject to tax in the following foreign jurisdictions: Canada, Germany, Hong Kong, India, Japan, Korea, Taiwan and the United Kingdom. The summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally change on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in the summary may not be applicable to you. The summary may also include other country specific requirements that may affect your participation in the option exchange program. Please also note that due to legal restrictions in China and France, options held by employees in these countries are not eligible to participate in the option exchange program.

     If you are subject to the tax laws in more than one country, you should be aware that there may be other tax and social insurance consequences in more than one country that may apply to you.
     WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX OR OTHER LEGAL ADVISOR TO DISCUSS THE TAX, SOCIAL INSURANCE AND OTHER CONSEQUENCES OF PARTICIPATING IN THE OPTION EXCHANGE PROGRAM IN YOUR PARTICULAR CIRCUMSTANCES.
15.	EXTENSION OF THE OPTION EXCHANGE PROGRAM; TERMINATION; AMENDMENT.
     We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 (CONDITIONS OF THE OPTION EXCHANGE PROGRAM) has occurred or is deemed by us to have occurred, to extend the expiration date and thereby delay the acceptance for exchange of any old options by giving oral, written or electronic notice of such extension to the option holders.
     We also expressly reserve the right, in our reasonable judgment, prior to the expiration date, to terminate or amend the option exchange program and to postpone our acceptance and cancellation of any old options elected for exchange upon the occurrence of any of the conditions specified in Section 6, by giving written or electronic notice of such termination or postponement to the option holders. Notwithstanding the foregoing, we will return the old options elected for exchange promptly after termination or withdrawal of the option exchange program. If this offer is terminated or withdrawn, any old options tendered for exchange will remain outstanding and retain their existing terms, including the existing exercise price, vesting schedule and expiration date. Any termination or withdrawal of this offer will be treated as if no offer to exchange was ever made.
     Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or is deemed by us to have occurred, to amend the option exchange program in any respect or to terminate it altogether.
     Amendments to the option exchange program may be made at any time and from time to time. In the case of an extension of the election period, the amendment must be issued no later than 6:00 a.m., Pacific Time, on the next business day after the last previously scheduled or announced expiration date. Any amendment of the option exchange program will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change. Without limiting the manner in which we may choose to disseminate any amendment of the option exchange program, except as required by law, we have no obligation to publish, advertise or otherwise communicate any such dissemination.
     If we materially change the terms of the option exchange program or the information concerning the option exchange program, or if we waive a material condition of the option exchange program, we will extend the expiration date. Except for a change in the ratio by which old options are exchanged for new options under the option exchange program, the amount of time by which we will extend the expiration date following a material change in the terms of the option exchange program or information concerning the option exchange program will depend on the facts and circumstances, including the relative materiality of such terms or information. If any term of this offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible old options, we will promptly disclose the amendment in a manner reasonably calculated to inform holders of eligible old options of such amendment, and we will extend this offer’s period so that at least five business days, or such longer period as may be required by the tender offer rules, remain after such change. We will promptly notify you of such action, and we will extend the deadline to participate in the option exchange program for a period of no fewer than ten business days after the date of such notice if we increase or decrease:
•	the amount of consideration offered for the exchanged old options;

•	the number of old options eligible to be elected for exchange in the option exchange program, except that in the case of an increase, it must be by an amount that exceeds two percent of the shares of common stock issuable upon exercise of the old options that are subject to the option exchange program immediately prior to the increase; or

•	the period in which you may participate in the option exchange program, provided that the date on which your right to participate is scheduled to expire will not be changed to a date earlier than the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given as specified in this Section 15.
     As a reminder, if a particular option expires after commencement, but before cancellation under the option exchange program, that particular option is not eligible for exchange. Therefore, if we extend this offer for any reason and if a particular option that was tendered before the originally scheduled expiration of this offer expires after such originally scheduled expiration date but before the actual cancellation date under the extended offer, that option would not be eligible for exchange.
     For purposes of this offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.
16.	FEES AND EXPENSES.
     We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options under the option exchange program.
17.	ADDITIONAL INFORMATION.
     With respect to the offer, we have filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO, of which this offer to exchange is a part. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that, in addition to this offer to exchange, any online information and any paper materials provided upon request, you review the Schedule TO, including its exhibits, before deciding whether or not to exchange your old options in the option exchange program.
     We are subject to the informational filing requirements of the Securities Exchange Act and in accordance with that act are obligated to file reports, proxy statements and other information with the Securities and Exchange Commission relating to our business, financial condition and other matters. We recommend that you review the following materials, which we have filed with, or furnished to, the Securities and Exchange Commission, before making a decision on whether to participate in the option exchange program:
•	our Annual Report on Form 10-K for the fiscal year ended October 3, 2008, filed with the Securities and Exchange Commission on December 16, 2008;

•	our Quarterly Report on Form 10-Q for the quarter ended April 3, 2009, filed with the Securities and Exchange Commission on May 12, 2009;

•	the definitive proxy statement relating to our 2009 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission on January 29, 2009 and definitive additional materials filed with the Securities and Exchange Commission on January 29, 2009, February 18, 2009, February 20, 2009, February 24, 2009, February 26, 2009, February 27, 2009 and March 10, 2009;

•	our Current Reports on Form 8-K filed with, or furnished to, the Securities and Exchange Commission on January 16, 2009, February 2, 2009, February 5, 2009, March 13, 2009, March 18, 2009, March 30, 2009, April 14, 2009 and April 27, 2009, as applicable;

•	the description of our common stock included in our Registration Statement on Form 10 which was filed with the Securities and Exchange Commission on March 26, 2003, including any amendments or reports we file for the purpose of updating that description; and

•	all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this offer to exchange and before the termination of this offering.

     The Securities and Exchange Commission file number for all of these filings is 001-31650. These filings and other reports, registration statements, proxy statements and other filings can be inspected and copied at the Public Reference Room maintained by the Securities and Exchange Commission located in its offices at 100 F Street, NE, Washington, D.C. 20549. You may obtain copies of all or any part of these documents from that office upon the payment of the fees prescribed by the Securities and Exchange Commission. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-732-0330. These filings are also available to the public on the website of the Securities and Exchange Commission at www.sec.gov or on our website under the “Investors” tab at www.mindspeed.com.
     We will also provide without charge to each person to whom a copy of this offer to exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into the documents). Requests should be directed to:
Mindspeed Technologies, Inc.
4000 MacArthur Boulevard, East Tower
Newport Beach, California, 92660
Attn: Stock Administration
     You may also make a request by telephone to Stock Administration at (949) 579-4515 between the hours of 9:00 a.m., and 5:00 p.m., Pacific Time, Monday through Friday, except federal holidays. You may also access various documents relating to the option exchange program at our internal website at http://www.mindspeed.com/web/intranet/hr/soe.jsp.
     As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this offer to exchange, you should rely on the statements made in the most recent document.
     The information contained in this offer to exchange about Mindspeed should be read together with the information contained in the documents to which we have referred you.
18.	FORWARD-LOOKING STATEMENTS.
     Certain statements that we may make from time to time, including statements contained in this offer to exchange and information incorporated by reference into this offer to exchange, constitute “forward-looking statements.” Forward-looking statements may be identified by words like “anticipate,” “expect,” “project,” “believe,” “plan,” “estimate,” “intend” and similar words used in connection with, among other things, discussions of our financial performance, growth strategy, product development or new product launches, market position, sales efforts, intellectual property matters or acquisitions and divestitures. These forward-looking statements are based on our beliefs, assumptions and estimates using information available to us at the time and are not intended to be guarantees of future events or performance. If our underlying assumptions turn out to be incorrect, or if certain risks or uncertainties materialize, actual results could vary materially from the expectations and projections expressed or implied by our forward-looking statements. As a result, you are cautioned not to place undue reliance on any of our forward-looking statements.

APPENDIX A
GUIDE TO INTERNATIONAL ISSUES
CANADA
The following is a general summary of the material tax consequences of participating in the exchange of options pursuant to the option exchange program for those employees subject to tax in Canada. This summary is based on the laws in effect in Canada as of April 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new options are granted, you exercise the new options or you sell shares acquired at exercise of the new options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Canada apply to your specific situation.
TAX INFORMATION1
Option Exchange
Although the tax treatment as a result of the exchange of old options for new options is uncertain, you likely will not be subject to tax on the exchange.
Grant of New Options
You will not be subject to tax when the new options are granted to you.
Exercise of New Options
Subject to the deferral provisions discussed in the paragraph below, you will be subject to income tax when you exercise the new options on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. Only one-half of the spread is subject to tax; that is, you can permanently exclude one-half of the spread from the taxable amount. You will be subject to tax on the remaining one-half of the spread at your applicable marginal income tax rate.
In addition, you may defer taxation of the taxable portion of the spread arising upon exercise (i.e., the remaining one-half of the difference between the fair market value of the shares on the date of exercise and the exercise price) until the earliest of the time that you sell the shares purchased upon exercise, die or become a non-resident of Canada. In order to be eligible for this deferral, you must file an election with your employer by January 15 of the year following the year in which shares are purchased upon exercise of the new options.

[1]	Please note that this summary only addresses Canadian federal tax law. Please consult your personal tax advisor to determine the tax consequences of the offer under provincial tax laws.

APPENDIX A
GUIDE TO INTERNATIONAL ISSUES
You can defer the tax on the spread at exercise only on the first C$100,000 worth of options that vest in any one year. For the purpose of calculating this limit, the value of an option equals the fair market value of the shares subject to the option at the time the option was granted.
Regardless of whether the deferral applies, you will be subject to pension plan contributions on the taxable amount at exercise (i.e., one-half of the spread) to the extent that you have not already exceeded your annual contribution ceiling.
Sale of Shares
When you sell the shares acquired at exercise at a gain, you will be subject to capital gains tax. The taxable amount of capital gain will be one-half of the difference between the sale price and the adjusted cost basis of the shares (i.e., the fair market value of the shares on the date of exercise less any brokerage fees). In addition, any amount on which taxation was deferred at exercise will become taxable when the shares are sold. Income tax will be assessed on the taxable income at your marginal income tax rate.
If you own other shares of Mindspeed, which you have acquired upon exercise of other options or outside of the Plans, your adjusted cost basis may be different than described above. In order to preserve the cost basis of shares sold in a cashless exercise, you must specifically identify any such shares in your annual tax return. Shares acquired upon the exercise of options for which a taxation deferral election has been filed will also retain their own, unique cost basis. You are strongly advised to seek advice from a tax professional in any of these situations.
One-half of any loss arising on the sale of the shares (including any brokerage fees) may be deducted from any taxable capital gain for the year, the previous three taxation years, or any subsequent year.
Withholding and Reporting
Your employer will report the spread recognized at exercise of your new options, any amount excluded under the one-half exemption rule and the value of any deferred stock option benefit to the Canada Revenue Agency (“CRA”). A copy of the T4 form containing this information will be delivered to you prior to the last day of February in the year following the year in which you exercise your new options.
Your employer will also withhold income tax on the taxable amount at the time of exercise of your new options. You must notify your employer immediately upon exercise of your intention to defer any tax due at exercise (as described above), so that your employer does not withhold income tax on that amount. In addition, for every year you have a balance of deferred stock option income outstanding, you must file a Form T1212 with the CRA, together with your annual tax return.
Your employer will also withhold pension plan contributions on the taxable amount at exercise to the extent you have not already exceeded the applicable contribution ceiling. The taxable amount at exercise for purposes of pension plan contributions is the difference between the fair market value of the shares on the date of exercise and the exercise price less the one-half exempt amount.

APPENDIX A
GUIDE TO INTERNATIONAL ISSUES
GERMANY
The following is a general summary of the material tax consequences of participating in the exchange of options pursuant to the option exchange program for those employees subject to tax in Germany. This summary is based on the law in effect in Germany as of April 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new options are granted, you exercise the new options or you sell shares acquired at exercise of the new options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Germany apply to your specific situation.
TAX INFORMATION
Option Exchange
You likely will not be subject to tax as a result of the exchange of old options for new options.
Grant of New Options
You will not be subject to tax when the new options are granted to you.
Exercise of New Options
When you exercise the new options, you will be subject to income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling). You will be taxed on the difference (or “spread”) between the fair market value of the shares at exercise and the exercise price. You will also be subject to church tax, if applicable, and a solidarity surcharge on your income tax liability.
Pursuant to Section 3 No. 39 of the German Income Tax Act (Einkommensteuergesetz), you may be able to deduct from the spread per calendar year €360 because this income results from the purchase of stock in your employer’s parent company. You should consult your personal tax advisor to determine if this deduction applies to your specific situation.
Sale of Shares
When you sell any shares acquired at exercise of the new options at a gain, you will be subject to capital gains tax at a flat rate of 25% (plus a 5.5% solidarity surcharge and church tax at a rate of 8 or 9%, if applicable), provided you do not own 1% or more of Mindspeed’s stated capital (and have not owned 1% or more at any time in the last five years) and the shares are not held as business assets. If this flat tax rate exceeds your personal income tax rate, you may elect in your income tax return for your personal income tax rate to apply.
The annual tax-free threshold (for the entire investment income, including capital gains, dividends, etc.) will be €801 for single taxpayers (or married taxpayers filing separately) or €1,602 for married taxpayers filing jointly.
Withholding and Reporting
Your employer is required to withhold and report income tax and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling) when you exercise the new options. You are responsible for including any benefits realized under the Plans in your annual tax return and for paying any difference between your actual tax liability and the amount withheld. You are also responsible for reporting and paying any tax resulting from the sale of your shares.

APPENDIX A
GUIDE TO INTERNATIONAL ISSUES
HONG KONG
The following is a general summary of the material tax consequences of participating in the exchange of options pursuant to the option exchange program for those employees subject to tax in Hong Kong. This summary is based on the laws in effect in Hong Kong as of April 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new options are granted, you exercise the new options or you sell shares acquired at exercise of the new options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Hong Kong apply to your specific situation.
TAX INFORMATION
Option Exchange
You likely will not be subject to tax as a result of the exchange of old options for new options.
Grant of New Options
You will not be subject to tax when the new options are granted to you.
Exercise of New Options
When you exercise the new options, you will be subject to salaries tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. You will not be subject to Mandatory Provident contributions on the spread at exercise, as it is not considered “relevant income” for the purposes of your obligations under the Mandatory Provident Fund Schemes Ordinance.
Sale of Shares
When you sell the shares acquired at exercise of the new options, you will not be subject to capital gains tax.
Withholding and Reporting
Your employer is not required to withhold tax when you exercise the new options, but is required to report the income to the Inland Revenue Department. It is your responsibility to report the taxable income realized at exercise on your annual tax return and pay any salaries taxes resulting from the exercise of the new options.

APPENDIX A
GUIDE TO INTERNATIONAL ISSUES
INDIA
The following is a general summary of the material tax consequences of participating in the exchange of options pursuant to the option exchange program for those employees subject to tax in India. This summary is based on the law in effect in India as of April 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new options are granted, you exercise the new options or you sell shares acquired at exercise of the new options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in India apply to your specific situation.
TAX INFORMATION
Option Exchange
You likely will not be subject to tax as a result of the exchange of old options for new options. However, please note cancellation of the old options may be considered a transfer of property resulting in a capital gain subject to capital gains tax at the time of the exchange. You are strongly advised to seek advice from a tax professional to determine whether tax may be due.
Also, please note that you may not be responsible for paying Fringe Benefit Tax (“FBT”), as further described below, with respect to some or all of your old options. As noted below, if you exchange your old options for new options, Mindspeed will transfer its liability for FBT to you, and you will responsible for paying FBT when you exercise your new options. Please consider this result when you determine whether to exchange your old options.
Grant of New Options
You will not be subject to tax when the new options are granted to you.
Exercise of New Options
Under the Finance Act of 2007 (the “Finance Act”), when you exercise the new options, your employer will be subject to Fringe Benefit Tax (“FBT”) on the difference between the exercise price and the fair market value of the shares at vesting as determined by a Category 1 Merchant Banker because stock options and other equity awards are now characterized as fringe benefits. (In the unlikely event that you are required to pay capital gains tax at the time of the exchange, the taxable amount may be adjusted to reflect this.) As permitted by the Finance Act, your employer has chosen to transfer its liability for FBT to you with respect to the new options; therefore, you will be subject to FBT on the difference between the exercise price and the fair market value of the shares at vesting as determined by a Category 1 Merchant Banker when you exercise the new options.
Because of the way the FBT is calculated, no FBT will be due if the fair market value of the shares at vesting is less than the exercise price of the new options. On the other hand, if the fair market value of the shares at vesting is greater than the exercise price of the new options and the fair market value of the shares decreases between vesting and exercise such that it is below the exercise price, you will be liable for FBT on an amount greater than the benefit you will receive at exercise.
You will not be subject to provident fund contributions or other social insurance contributions when you exercise the new options.

Sale of Shares
When you sell the shares acquired at exercise of the new options, you will be subject to capital gains tax. The taxable amount will be the difference between the sale price and the fair market value2 of the shares at vesting. If you hold the shares for more than 12 months after exercise, you will be taxed at the more favorable long-term capital gains tax rate of 22.66% (including surcharge, education cess and secondary and higher secondary cess). If you hold the shares for 12 months or less after exercise, you will be taxed at the short-term capital gains tax rate (which is the same as your progressive income tax rate).
Withholding and Reporting
Your employer will withhold and report FBT when you exercise the new options. You are responsible for reporting and paying any tax resulting from the sale of your shares.

[2]	For FBT purposes, the fair market value of the shares may be determined differently than it is determined under the terms of the Plans. Mindspeed will have to obtain a valuation from a Category 1 Merchant Banker for the shares and provide you with a copy thereof, in accordance with the terms of the Finance Act.

APPENDIX A
GUIDE TO INTERNATIONAL ISSUES
JAPAN
The following is a general summary of the material tax consequences of participating in the exchange of options pursuant to the option exchange program for those employees subject to tax in Japan. This summary is based on the law in effect in Japan as of April 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new options are granted, you exercise the new options or you sell shares acquired at exercise of the new options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Japan apply to your specific situation.
TAX INFORMATION
Option Exchange
You likely will not be subject to tax as a result of the exchange of an old option for a new option.
Grant of New Options
You will not be subject to tax when the new options are granted to you.
Exercise of New Options
When you exercise the new options, you will be subject to tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. The spread likely will be characterized as remuneration income and will be taxed at your marginal tax rate. You likely will not be subject to social insurance contributions on the spread when you exercise the new options.
Sale of Shares
When you subsequently sell the shares acquired at exercise of the new options at a gain, you will be subject to capital gains tax on the difference between the sale price and the fair market value of the shares at exercise. You may be eligible for a reduced tax rate depending on the circumstances of the sale. Please consult your personal tax advisor regarding whether you will be eligible for a reduced tax rate.
Withholding and Reporting
Your employer is not required to withhold or report income tax when you exercise your new options. You are responsible for filing a personal tax return and reporting and paying any taxes resulting from this offer, the exercise of the new options and the sale of shares.
Please note that the Japanese tax authorities are aware that employees of Japanese affiliates of United States companies may earn substantial income as a result of their participation in an equity incentive plan and they are systematically auditing the tax returns of such employees to confirm that they have correctly reported the resulting income.

APPENDIX A
GUIDE TO INTERNATIONAL ISSUES
KOREA
The following is a general summary of the material tax consequences of participating in the exchange of options pursuant to the option exchange program for those employees subject to tax in Korea. This summary is based on the laws in effect in Korea as of April 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new options are granted, you exercise the new options or you sell shares acquired at exercise of the new options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Korea apply to your specific situation.
TAX INFORMATION
Option Exchange
You likely will not be subject to tax as a result of the exchange of old options for the new options.
Grant of New Options
You will not be subject to tax when the new options are granted to you.
Exercise of New Options
When you exercise the new options, you will be subject to income tax and social insurance contributions (to the extent you have not already exceeded the applicable contribution ceiling) on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. The spread will be considered Class B income because your employer does not reimburse Mindspeed for the cost of the options.
Sale of Shares
When you sell the shares acquired at exercise of the new options at a gain, you will be subject to capital gains tax on the difference between the sale price and the fair market value of the shares at exercise, unless the gain you have realized from the sale of shares in that year is less than the exempt amount, which is currently KRW2,500,000 per year per type of asset sold. Thus, any gain you realize on stock assets that exceeds KRW2,500,000 will be subject to capital gains tax.
Withholding and Reporting
Your employer is not required to withhold or report income tax when you exercise the new options, because your employer does not reimburse Mindspeed for the cost of the options. However, your employer may be required to withhold social insurance contributions on the spread at exercise of your new options. You are responsible for reporting and paying any taxes resulting from this offer, the exercise of the new options and the sale of shares. If you join a Taxpayer’s Association whereby you routinely report your overseas income, you will be eligible for a 10% tax deduction. Alternatively, you may report and pay the tax as part of your Global Tax Return which must be filed by May 31 of the year following the year in which the taxable event occurred.

APPENDIX A
GUIDE TO INTERNATIONAL ISSUES
TAIWAN
The following is a general summary of the material tax consequences of participating in the exchange of options pursuant to the option exchange program for those employees subject to tax in Taiwan. This summary is based on the laws in effect in Taiwan as of April 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new options are granted, you exercise the new options or you sell shares acquired at exercise of the new options.
If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Taiwan apply to your specific situation.
Option Exchange
You likely will not be subject to tax as a result of the exchange of old options for new options.
Grant of New Options
You will not be subject to tax when the new options are granted to you.
Exercise of New Options
If you exercise the new options to purchase shares, you will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. You will not be subject to social insurance contributions on the spread.
Sale of Shares
When you sell the shares acquired at exercise of the new options, you will not be subject to ordinary income tax on any gain, provided the sale takes place before January 1, 2010. After January 1, 2010, such gain may be subject to alternative minimum tax.
Withholding and Reporting
Your employer is not required to withhold income tax when you exercise the new options. However, your employer is required to report your name, address, ID number and the taxable amount of the spread and to file a non-withholding statement with the tax authorities when you exercise the new options. A copy of the non-withholding statement will be issued to you. You are responsible for reporting and paying any tax resulting from the exercise of the new options and the sale of shares. You must file your annual tax return during the month of May of the year following the year in which the taxable event occurred.

APPENDIX A
GUIDE TO INTERNATIONAL ISSUES
UNITED KINGDOM
The following is a general summary of the material tax consequences of participating in the exchange of options pursuant to the option exchange program for those employees subject to tax in the United Kingdom. This summary is based on the law in effect in the United Kingdom as of April 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time the new options are granted, you exercise the new options or you sell shares acquired at exercise of the new options.
If you are a citizen or resident of more than one country, are considered a resident of more than one country for local law purposes, or are not treated as resident and ordinarily resident in the United Kingdom, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in the United Kingdom apply to your specific situation.
TAX INFORMATION
Option Exchange
You likely will not be subject to tax as a result of the exchange of old options for new options.
Grant of New Options
You will not be subject to tax when the new options are granted to you.
Exercise of New Options
When you exercise the new options, you will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. You will also be subject to employee national insurance contributions (“NICs”) on the spread when you exercise the new options. Your employer will calculate the income tax and NICs due on exercise of the new options and account for these amounts to HM Revenue and Customs (“HMRC”) on your behalf. If, for any reason, your employer is unable to withhold the income tax under the Pay As You Earn (“PAYE”) system, you must reimburse your employer for the tax paid within 90 days of the date of exercise of the new options, otherwise you will be deemed to have received a further taxable benefit equal to the amount of income tax due on the spread. This will give rise to further income tax and NICs payable by you.
Sale of Shares
When you subsequently sell the shares acquired at exercise of the new options at a gain, you will be subject to capital gains tax on the difference between the sale proceeds and the fair market value of the shares on the date of exercise. Please note that, effective April 6, 2008, taper relief was abolished and any capital gain is subject to tax at a flat rate of 18%. Capital gains tax is only payable on gains from all sources in any tax year to the extent that those gains exceed your annual personal exemption (currently £9,600). Furthermore, if you acquire other shares in Mindspeed, you must take into account the share identification rules in calculating your capital gains liability.
Withholding and Reporting
Your employer is required to withhold income tax and employee NICs when you exercise your new options, as described above. On your employer’s annual tax and share plan returns, it is also required to report to HMRC the details of the exchange, the grant of the new options, the exercise of the new options, other related income and any tax withheld. You are responsible for reporting the exercise of the new options on your annual return and for reporting and paying any tax resulting from the sale of shares.